Exhibit.1

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

May 3, 2005

NOTICE IS HEREBY GIVEN that the annual and special meeting of the common shareholders (the “Meeting”) of TALISMAN ENERGY INC. (the “Company”) will be held in the Exhibition Hall, North Building of the Telus Convention Centre, 136 Eighth Avenue S.E., Calgary, Alberta, Canada, on Tuesday, May 3, 2005 at 10:30 a.m. (Mountain Daylight Time) for the following purposes:

1.               to receive the annual report and the consolidated financial statements of the Company for the year ended December 31, 2004 together with the report of the auditor thereon;

2.               to elect the directors for the ensuing year;

3.               to appoint the auditor for the ensuing year;

4.             to consider and, if thought appropriate, to pass, with or without variation, an ordinary resolution approving the continuation and amendment of the Company’s shareholder rights plan, as described in the Company’s management proxy circular accompanying this Notice of Meeting; and

5.               to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

Registered holders of common shares unable to attend the Meeting in person are requested to complete the enclosed form of proxy and return it in the envelope provided to the Company’s transfer agent and registrar, Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, M5J 2Y1 no later than 10:30 a.m. (Eastern Daylight Time) on May 2, 2005, or one business day preceding any adjournment of the Meeting. Alternatively, telephone and Internet voting options are available. Please see the form of proxy for more details. Non-registered shareholders are advised to refer to the Company’s management proxy circular and to the voting instruction form for instructions relevant to them.

Only registered holders of common shares of the Company at the close of business on March 18, 2005, or their duly appointed proxyholders, will be entitled to vote at the Meeting.

DATED at Calgary, Alberta this 14th day of March, 2005.

BY ORDER OF THE BOARD

/s/ M. Jacqueline Sheppard
M. Jacqueline Sheppard
Corporate Secretary

Full instructions explaining the process for a shareholder to attend the Meeting in person are set out in the management proxy circular accompanying this Notice of Meeting. Shareholders who have questions may call Georgeson Shareholder Communications Canada Inc. toll-free at 1-877-288-7978 for further information.

MANAGEMENT PROXY CIRCULAR

GENERAL PROXY INFORMATION

This management proxy circular (the “Circular”) is furnished in connection with the solicitation of proxies by or on behalf of the management of TALISMAN ENERGY INC. (the “Company”) for use at the annual and special meeting of common shareholders of the Company (the “Meeting”)  to be held in the Exhibition Hall, North Building of the Telus Convention Centre, 136 Eighth Avenue S.E., Calgary, Alberta, Canada, on Tuesday, May 3, 2005 at 10:30 a.m. (Mountain Daylight Time) and at any adjournment thereof, for the purposes set forth in the attached notice of Meeting (“Notice of Meeting”). Please read this Circular to obtain information about how shareholders may participate at the Meeting either in person or through the use of proxies.

Solicitation of Proxies

Proxies in the enclosed form are solicited by or on behalf of the management of the Company. Solicitation of proxies will be primarily by mail, but employees and agents of the Company may also solicit proxies by telephone. Brokers, nominees or other persons holding shares of the Company in their names for others will be reimbursed for their reasonable charges and expenses in forwarding proxies and proxy material to non-registered shareholders. The Company has retained an independent proxy solicitation agent, Georgeson Shareholder Communications Canada Inc., to assist in the solicitation of proxies for the Meeting, at a cost not to exceed $25,000 (not including disbursements). The Company will bear the cost of all proxy solicitations on behalf of management of the Company.

Registered and Non-Registered Shareholders

Shareholders of the Company are either registered or non-registered. Only a relatively small number of shareholders are registered. Registered shareholders hold common shares of the Company (“Common Shares”) in their own names because they specifically requested that their names be registered on the records of the Company or they purchased their Common Shares directly from the Company and not through an intermediary. (Intermediaries include, among others, banks, trust companies, securities dealers or brokers.) Most shareholders are non-registered because their Common Shares are registered in the name of either (a) an intermediary with whom the non-registered shareholder deals in respect of the Common Shares, or (b) a clearing agency (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant.

Only registered shareholders or duly appointed proxyholders will be permitted to attend and vote at the Meeting. Non-registered shareholders may vote through a proxy or attend the Meeting to vote their own Common Shares only if, before the Meeting, they communicate instructions to the intermediary or clearing agency that holds their Common Shares. Instructions for voting through a proxy, appointing a proxyholder and attending the Meeting to vote are set out in this Circular. Shareholders who have questions may call Georgeson Shareholder Communications Canada Inc. toll-free at 1-877-288-7978 for further information.

A shareholder may receive multiple packages of Meeting materials if the shareholder holds Common Shares through more than one intermediary,  or if the shareholder is both a registered shareholder and a non-registered shareholder for different shareholdings. Any such shareholder should repeat the steps to vote through a proxy, appoint a proxyholder or attend the Meeting, if desired, separately for each shareholding to ensure that all the shares from the various shareholdings are represented and voted at the Meeting.

Voting through a Proxy

Shareholders who are unable to be present at the Meeting may vote through the use of proxies. Shareholders should convey their voting instructions using one of the three voting methods available: (i) use of the voting instruction form or form of proxy to be returned by mail or delivery, (ii) use of the telephone voting procedure, or (iii) use of the Internet voting procedure.

By conveying your voting instructions in one of the three ways, you can participate in the Meeting through the person or persons named on the voting instruction form or form of proxy. Common Shares represented by a voting instruction form or a form of proxy will be voted or withheld from voting in accordance with your instructions including on any ballot that will be called for. If you do not indicate a voting preference for an item of business presented, your Common Shares will be voted FOR the election of all individual directors named in this Circular, FOR the appointment of auditor and FOR the continuation and amendment of the Company’s shareholder rights plan, all as more particularly described under the relevant sections of this Circular.

To convey voting instructions through any of the three methods available, a shareholder must locate the voting instruction form or form of proxy, one of which is included with the Circular in the package of Meeting materials sent to each shareholder. Although there are limited exceptions, registered shareholders should receive a yellow form of proxy and non-registered shareholders should receive a white voting instruction form (this is a computer scanable document).

Mail

A registered shareholder who elects to use the paper voting procedure should complete and return the yellow form of proxy. If your yellow form of proxy contains a self-adhesive label containing a bar code and other information, follow the instructions to affix the label to the yellow form of proxy. Complete the remainder of the yellow form of proxy. Ensure that you date and sign the form at the bottom (if the yellow form of proxy is already signed, do not sign it again). Return your completed yellow form of proxy, in the envelope provided, to the Company’s transfer agent and registrar, Computershare Trust Company of Canada (“Computershare”), 100 University Avenue, Toronto, Ontario M5J 2Y1 no later than 10:30 a.m. (Eastern Daylight Time) on May 2, 2005 or one business day preceding any adjournment of the Meeting.

A non-registered shareholder who elects to use the paper voting procedure should complete and return the white voting instruction form.  Ensure that you date and sign the form at the bottom. Return the voting instruction form to the relevant intermediary in the envelope provided before the close of business on April 29, 2005 or the cut-off date shown on the voting instruction form.

Telephone or Internet

Shareholders may convey their voting instructions using a touch-tone telephone or the Internet. The relevant toll-free telephone number or website address is set out on the form of proxy or voting instruction form. Follow the instructions given over the telephone or through the Internet to cast your vote. When instructed to enter a control number or holder account number and proxy access number, consult your form of proxy or voting instruction form. Votes conveyed by telephone or the Internet must be received no later than the cut-off time given on the form of proxy or voting instruction form.

Appointing a Proxyholder

Shareholders unable to attend the Meeting in person may participate and vote at the Meeting through a proxyholder. The persons named as proxyholders to represent shareholders at the Meeting are D. D. Baldwin, Chairman of the Board and a director of the Company, and J.W. Buckee, President, Chief Executive Officer and a director of the Company. A shareholder has the right to appoint a person or company other than those named to represent such shareholder at the Meeting. A non-registered shareholder who would like to attend the Meeting to vote must appoint himself or herself as proxyholder. To appoint a person other than D. D. Baldwin or J.W. Buckee as proxyholder, strike out the names of D. D. Baldwin and J.W. Buckee on the form of proxy or voting instruction form and write the name of the person you would like to appoint as your proxyholder in the blank space provided. You should notify any person you appoint as your proxyholder. That person need not be a shareholder of the Company.

Non-registered shareholders appointing a proxyholder using a voting instruction form should fill in the rest of the form indicating a vote “for”,  “against”, or “withhold”, as the case may be, for each of the matters listed, sign and date the form and return it to the relevant intermediary or clearing agency in the envelope provided before the close of business on April 29, 2005 or the cut-off time given on the form. No person will be admitted at the Meeting to vote by presenting a voting instruction form.

Shareholders appointing a proxyholder using a form of proxy are encouraged to return the completed and signed form to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2Y1, in the envelope provided by 10:30 a.m. (Eastern Daylight Time) on May 2, 2005 or one business day preceding any adjournment of the Meeting; however, proxyholders named on a signed form of proxy will be admitted at the Meeting to vote upon presentation of the form of proxy.

Alternatively, any shareholder may use the Internet to appoint a proxyholder. To use this option, access the website address printed on the form of proxy or voting instruction form and follow the instructions set out on the website. Refer to the control number or holder account number and proxy access number printed on the form of proxy or voting instruction form when required to enter these numbers.

Attending the Meeting to Vote

Only registered shareholders or duly appointed proxyholders will be permitted to attend and vote at the Meeting. Non-registered shareholders will not be permitted to attend the Meeting to vote by presenting their voting instruction forms at the door. In order for non-registered shareholders to attend the Meeting to vote, they must carefully follow the instructions provided under the heading “Appointing a Proxyholder” in this Circular to appoint themselves proxyholders before the Meeting in order to be admitted at the Meeting to vote.

Shareholders who have questions may call Georgeson Shareholder Communications Canada Inc. toll-free at 1-877-288-7978 for further information.

Discretionary Authority of Proxyholder

The enclosed form of proxy or voting instruction form confers discretionary authority on the proxyholder in respect of amendments or variations to matters identified in the Notice of Meeting and other matters that may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, the management of the Company is not aware of any such amendments, variations or other matters to be presented at the Meeting other than those identified in the Notice of Meeting; however, if any such matter is presented, the proxy will be voted in accordance with the best judgment of the proxyholder named in the form. Where a shareholder has not specifically appointed a person as proxyholder, a management nominee will be the proxyholder, and the proxy will be voted in accordance with the best judgment of the management nominee.

Revocation of Proxies or Voting Instructions

Shareholders may revoke their proxies or voting instructions as follows.

Proxies of registered shareholders submitted by mail, telephone or through the Internet using a form of proxy may be revoked by submitting a new proxy to Computershare before 10:30 a.m. (Eastern Daylight Time) on May 2, 2005, or one business day before any adjournment of the Meeting. Alternatively, a registered shareholder who wishes to revoke a proxy may do so by depositing an instrument in writing addressed to the attention of the Corporate Secretary and executed by the shareholder or by the shareholder’s attorney authorized in writing. Such an instrument must be deposited at the registered office of the Company, located at Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used. On the day of the Meeting or any adjournment thereof, a registered shareholder may revoke a proxy by depositing such an instrument in writing with the Chairman of the Meeting; however, it will not be effective with respect to any matter on which a vote has already been cast. In addition, a proxy may be revoked by any other manner permitted by law.

For beneficial shareholders, voting instructions submitted by mail, telephone or through the Internet using a voting instruction form will be revoked if the relevant intermediary receives new voting instructions before the close of business on April 29, 2005, or two business days before any adjournment of the Meeting.

Interest of Certain Persons or Companies in Matters to be Acted Upon

The Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or officer or their associates or affiliates, in any matter to be acted upon at the Meeting other than as follows:

The directors and all of the officers of the Company own Common Shares of the Company. As such, their Common Shares will be impacted by the shareholder rights plan described in this Circular, in the identical manner as other shareholders of the Company.

Voting Shares and Principal Holders Thereof

There were 371,420,490 Common Shares of the Company outstanding at March 1, 2005. Each Common Share is entitled to one vote on all matters to be voted upon at the Meeting.

To the knowledge of the directors or officers of the Company, there is no single shareholder who beneficially owns, directly or indirectly, or exercises control or direction over Common Shares carrying 10% or more of the voting rights attached to the Common Shares. Each of The Canadian Depository for Securities Limited and CEDE & Co. hold in excess of 10% of the Common Shares for the benefit of their respective participants.

Record Date

March 18, 2005 has been set as the record date for the purpose of determining the shareholders entitled to vote in respect of the matters to be voted upon at the Meeting, or any adjournment thereof.

BUSINESS OF THE MEETING

Election of Directors

The Board of Directors is elected annually and consists of such number as fixed from time to time by resolution of the directors, such number being not less than four and not more than twenty. The number of directors to be elected at the Meeting is currently fixed at nine. Each elected director will hold office until the next annual meeting or until his or her successor is duly elected or appointed.

Management of the Company proposes to nominate for election as directors at the Meeting the persons listed in the following table. All proposed nominees have consented to be named in this Circular and to serve as directors if elected. Management has no reason to believe that any of the nominees will be unable to serve as directors but, should any nominee become unable to do so for any reason prior to the Meeting, the persons named in the enclosed form of proxy or voting instruction form, unless directed to withhold from voting, reserve the right to vote for other nominees at their discretion. Shareholders should note that the form of proxy or voting instruction form provides for voting for individual directors as opposed to voting for directors as a slate. The Board of Directors approved the new format following a consideration of best practices in corporate governance and discussions with various third parties and shareholder interest groups including the Carpenters’ Local 27 Pension Trust Fund.

The following table sets forth information with respect to each of the nominees for election as a director, including all officer positions currently held with the Company and principal occupation or employment for the past five years or more. In addition, the following table lists other issuers with whom each nominee is currently serving as a director. Each of the nominees has served as a director of the Company since the year he or she first became a director.

The Board of Directors has the following committees: the Audit Committee, the Executive Committee, the Governance and Nominating Committee, the Management Succession and Compensation Committee, the Pension Funds Committee and the Reserves Committee. For a description of the committees of the Board of Directors, see the Statement of Corporate Governance Practices set out in Schedule A to this Circular. Membership on the Board committees is also noted in the table below.

Name, Province or State and Country of Residence	Year First Became Director of the Company

Present Principal Occupation or Employment (including all
officer positions currently held with the Company), Principal
Occupation or Employment for the Past Five Years or More,
and Other Current Directorships

Douglas D. Baldwin (2), (3), (4), (6) Alberta, Canada	2001

Chairman of the Board of the Company; director of various corporations; from 1999 to 2001, President and Chief Executive Officer of TransCanada PipeLines Limited (pipeline and power company); from 1992 to 1998, Senior Vice-President and Director of Imperial Oil Limited (natural resource company); from 1988 to 1992, President and Chief Executive Officer, Esso Resources Canada Limited (natural resource company).

		Other current directorships (7): TransCanada Corporation, TransCanada PipeLines Limited, UTS Energy Corporation, Citadel Group of Funds, and Resolute Energy Inc.

James W. Buckee (2), (5) Alberta, Canada	1992

President and Chief Executive Officer of Talisman Energy Inc.; prior to May 1993, President and Chief Operating Officer of the Company; prior to August 1991, Manager, Planning of BP Exploration Company Ltd. (natural resource company).

		Other current directorships (7): None.

Kevin S. Dunne (3), (5), (6) Tortola, British Virgin Islands	2003

Director of the Company; until March 2003, director of Talisman Energy Sweden AB (a wholly owned subsidiary of the Company); from 1994 until 2001, held various international senior and executive management positions with BP plc (international integrated oil and gas company) including General Manager, Abu Dhabi Company for Onshore Oil Operations (ADCO), a BP joint venture; 1991 to 1994, Corporate Associate President, BP Indonesia; and 1990 to 1991, Corporate Head of Strategy for the BP Group based in London.

		Other current directorships (7): None
.
Al L. Flood, C.M.(1), (4) Ontario, Canada	2000

Director of various corporations; from June 1999 to March 2000, Chairman of the Executive Committee of Canadian Imperial Bank of Commerce (“CIBC”) (a Canadian chartered bank); prior to June 1999, Chairman and Chief Executive Officer of CIBC and held various positions in the domestic and international operations of CIBC.

		Other current directorships (7): Canadian Imperial Bank of Commerce and Noranda Inc.

Name, Province or State and Country of Residence	Year First Became Director of the Company

Present Principal Occupation or Employment (including all
officer positions currently held with the Company), Principal
Occupation or Employment for the Past Five Years or More,
and Other Current Directorships

Dale G. Parker (1), (5) British Columbia, Canada	1993

Director of various corporations and public administration and financial institution advisor; prior to January 1998, President and Chief Executive Officer of Workers’ Compensation Board of British Columbia; prior to November 1994, President of White Spot Limited (food services company) and Executive Vice-President of Shato Holdings Ltd. (food processing and services and real estate company); prior to November 1993, Executive Vice-President and Chief Financial Officer of Shato Holdings Ltd.; prior to November 1992, Chairman and Chief Executive Officer of British Columbia Financial Institutions Commission (regulator of financial institutions).

		Other current directorships (7): None.

Lawrence G. Tapp (3), (4) British Columbia, Canada	2001

Chairman of ATS Automation Tooling Systems Inc. (industrial automation company); director of various corporations; from 1995 to 2003, Dean of the Richard Ivey School of Business of the University of Western Ontario; from 1992 to 1995, Executive in Residence of the Faculty of Management and Adjunct Professor, University of Toronto; from 1985 to 1992, Vice Chairman, President and Chief Executive Officer of Lawson Mardon Group Limited (packaging conglomerate).

		Other current directorships (7): ATS Automation Tooling Systems Inc., Call-Net Enterprises Inc., Wescast Industries Inc., CCL Industries Inc. and Mainstreet Equity Corp.

Stella M. Thompson (2), (4), (5) Alberta, Canada	1995

Principal of Governance West Inc. (corporate governance consulting company); President of Stellar Energy Ltd. (energy and management consulting company); director of various corporations; prior to June 1991, Vice-President, Planning, Business Information & Systems of Petro-Canada Products (petroleum refining and marketing company).

		Other current directorships 7: None.

Robert G. Welty (1), (3) Alberta, Canada	2003

Chairman, Chief Executive Officer and Director of Sterling Resources Ltd. (oil and gas exploration and development company) since 1998; 1996 to 1997, President, Escondido Resources (International) Ltd. (oil and gas exploration company); 1994 to 1995, President and Chief Executive Officer of Canadian Fracmaster Ltd. (oil field service company); 1992 to 1994, President and Chief Executive Officer of Bow Valley Energy Inc. (oil and gas exploration and development company); 1976 to 1988, President and Chief Executive Officer of Asamera Inc. (oil and gas exploration and development company).

		Other current directorships (7): Sterling Resources Ltd. and Pan-Ocean Energy Corporation Limited.

Name, Province or State and Country of Residence	Year First Became Director of the Company

Present Principal Occupation or Employment (including all
officer positions currently held with the Company), Principal
Occupation or Employment for the Past Five Years or More,
and Other Current Directorships

Charles W. Wilson (1), (2), (6) Colorado, United States	2002

Director of various corporations; from 1993 to 1999, President and Chief Executive Officer of Shell Canada (integrated oil and gas company); from 1988 to 1993, Executive Vice-President US Downstream Oil and Chemical of Shell Oil US (integrated oil and gas company); prior to 1988, Vice-President US Refining and Marketing of Shell Oil US and held various positions in the domestic and international natural resource operations of Shell.

		Other current directorships (7): ATCO Ltd., Akita Drilling Ltd., Big Rock Brewery Ltd. and Canadian Utilities Limited.

Notes:

(1) Member of the Audit Committee

(2) Member of the Executive Committee

(3) Member of the Governance and Nominating Committee

(4) Member of the Management Succession and Compensation Committee

(5) Member of the Pension Funds Committee

(6) Member of the Reserves Committee

(7) Refers only to issuers that are reporting issuers or the equivalent in a foreign jurisdiction

Information is given below with respect to the direct and indirect beneficial ownership of, or control or direction over, Common Shares of the Company by: (1) each of the nominees for election as director; and (2) by all nominees for election as director and all executive officers appointed by the Board of Directors, as a group. Effective January 1, 2001, the Company adopted a Deferred Share Unit Plan to support the alignment of director and shareholder interests. Information is given below with respect to the deferred share unit holdings of certain directors. More information about the Deferred Share Unit Plan is provided in the section of this Circular under the heading “Remuneration of Directors” and in Schedule A under “Director Share Ownership Policy”.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)		Deferred Share Units (4)
Douglas D. Baldwin	12,500		13,686
James W. Buckee	173,493		N/A
Kevin S. Dunne	3,000		1,701
Al L. Flood	15,000		12,393
Dale G. Parker	15,000		3,508
Lawrence G. Tapp	8,822		1,388
Stella M. Thompson	7,500		4,907
Robert G. Welty	7,500		3,201
Charles W. Wilson	3,000		6,638
Subtotal for all nominees for election as director	245,815		47,422	(3)
Total for all nominees for election as director and executive officers appointed by the Board of Directors	391,395	(2)	47,422

Notes:

(1)          The information regarding Common Shares beneficially owned, directly or indirectly, over which control or direction is exercised, not being within the knowledge of the Company, has been supplied by all nominees for director individually. The information is as of March 1, 2005.

(2)          Represents 0.1% of Common Shares of the Company outstanding at March 1, 2005.

(3)          Deferred share units are held by non-employee directors only.

(4)          In 2004, the Board of Directors approved a new compensation structure for non-executive directors, which requires non-executive directors to allocate at least 40% of their annual Board retainer towards deferred share units. The Company does not currently intend to grant director stock options to non-executive directors.

Dale Parker was a director of Royal Oak Mines Inc., a publicly traded North American gold mining corporation, and he was a director of Agro Pacific Industries Ltd., a publicly traded agricultural corporation, when each corporation instituted proceedings under the Companies’ Creditors Arrangement Act (Canada). In 2003, Stella Thompson was a director of Laidlaw Inc., a public holding company, when it obtained an order in the United States Bankruptcy Court for the Western District of New York confirming its plan of reorganization and an order from the Ontario Superior Court of Justice under the Companies’ Creditors Arrangement Act (Canada) recognizing and implementing the plan in Canada.

Appointment of Auditor

Shareholders will be asked at the Meeting to pass a resolution reappointing Ernst & Young LLP, Chartered Accountants, as auditor of the Company, to hold office until the next annual meeting of shareholders. To be effective, the resolution must be passed by a majority of the votes cast thereon by the shareholders at the Meeting. Ernst & Young LLP or its predecessor has been auditor of the Company or its predecessor since 1982.

Shareholder Rights Plan

Background

The Company instituted a shareholder rights plan (the “Rights Plan”) in 1999, which was approved by shareholders at the Company’s 1999 annual meeting. In 2002, shareholders approved various amendments and a restatement of the Rights Plan. Also in 2002, shareholders approved the continuation of the Rights Plan for another three years. The Rights Plan has the terms set out in the shareholder rights plan agreement (the “Rights Agreement”) dated as of March 3, 1999, as amended and restated as of May 1, 2002, between the Company and Computershare Trust Company of Canada as rights agent.

The primary objective of the Rights Plan is to provide the Board of Directors with sufficient time to consider and, if appropriate, to explore and develop alternatives for maximizing shareholder value if a take-over bid is made for the Company, and to provide every shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquiror of the Company to proceed either by way of a “Permitted Bid”, which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board of Directors.

Under provincial securities legislation, a take-over bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire, together with shares already owned by the bidder and certain related parties aggregate 20% or more of the outstanding shares of a company. While the Rights Plan is intended to regulate certain aspects of take-over bids for the Company, it is not intended to deter a bona fide attempt to acquire control of the Company if the offer is made fairly. The Rights Plan does not affect the duty of the Board of Directors to give due and proper consideration to any offer that is made and to act honestly, in good faith and in the best interests of the Company and its shareholders.

The Rights Plan utilizes the mechanism of the Permitted Bid to ensure that a person seeking control of the Company allows shareholders and the Board of Directors sufficient time to evaluate the bid. The purpose of the Permitted Bid feature is to allow a potential bidder to avoid the dilutive features of the Rights Plan by making a bid in conformity with the conditions specified in the Permitted Bid provisions.

If a person makes a takeover bid that is a Permitted Bid, the Rights Plan will not affect the transaction in any respect. Otherwise, a person will likely find it impractical to acquire 20% or more of the outstanding Common Shares because the Rights Plan will substantially dilute the holdings of a person or group that seeks to acquire such an interest other than by means of a Permitted Bid or on terms approved by the Board of Directors. When a person or group or their transferees become an Acquiring Person (as defined in the Rights Plan), the Rights beneficially owned by those persons become void thereby permitting their holdings to be diluted. The possibility of such dilution is intended to encourage such persons to make a Permitted Bid or to seek to negotiate with the Board of Directors the terms of an offer which is fair to all shareholders.

A summary of the Rights Plan is set out in Schedule B to this Circular. Shareholders or any other interested party may obtain a copy of the Rights Agreement by accessing the Company’s publicly filed documents, including the Rights Agreement, on SEDAR at www.sedar.com.

Proposed Amendments

Pursuant to the terms of the Rights Agreement, the Rights Plan will expire upon the termination of the Meeting unless the Rights Agreement is amended to extend its expiry time. The Board of Directors has determined it appropriate and in the best interests of the shareholders that the Rights Agreement be amended to continue the Rights Plan for another three years. Accordingly, it is proposed that the Rights Plan be amended to extend the term of the Rights Plan until the termination of the annual meeting of shareholders of the Company in 2008.

It is also proposed that the Rights Agreement be amended to change the “Exercise Price” of the Rights. Under the Rights Agreement, the Exercise Price affects the amount of dilution that would occur in the event of a Flip-in Event. Shareholder rights plans are designed so that the relevant exercise price exceeds the market trading price of the relevant shares. When the Rights Plan was originally adopted by the Board of Directors, the Exercise Price was set at $200. Since that time, the market price of the Common Shares of the Company has increased substantially. The subdivision of the Common Shares in 2004 resulted in the Exercise Price being adjusted so that it is now $66.67. In light of the potential continued growth in the market trading price of the Company’s Common Shares, it is proposed that the Rights Agreement be amended so that the Exercise Price is returned to $200 (on a post split basis). This will result in the ratio of the Exercise Price to the current trading price being more comparable to that which existed when the Rights Plan was originally adopted and to the ratios for rights plans of other companies.

The text of the resolution to be considered at the Meeting is set forth below under “Proposed Resolution”. In addition to approving the foregoing amendments, the resolution also approves any other amendments to the Rights Agreement to respond to any requirements which may be raised by any stock exchange or professional commentators on shareholder rights plans in order to conform the Rights Agreement to versions of shareholder rights plans currently prevalent for reporting issuers in Canada. The Company believes that the Rights Agreement is consistent with the form of rights plans now prevalent for public corporations in Canada so does not anticipate that any such further amendments will be required, but the resolution provides the Company with the necessary authority to make any such amendments should the need arise.

The Board’s authorization of the amendment of the Rights Plan was not in response to or in anticipation of any pending or threatened take-over bid.

Proposed Resolution

At the Meeting, the following ordinary resolution will be placed before shareholders for approval:

BE IT RESOLVED that:

1.               The term of the Shareholder Rights Plan Agreement dated as of March 3, 1999 and amended and restated as of May 1, 2002 between the Company and Computershare Trust Company of Canada (the “Rights Agreement”) be extended to the termination of the annual meeting of shareholders of the Company in the year 2008 and the Rights Agreement be amended as described in the Management Proxy Circular of the Company dated March 14, 2005; and

2.               The making on or prior to the date hereof of any other amendments to the Rights Agreement as the Company may consider necessary or advisable to satisfy the requirements of any stock exchange or professional commentators on shareholder rights plans in order to conform the Rights Agreement to versions of shareholder rights plans currently prevalent for reporting issuers in Canada is hereby approved.

Under the Rights Agreement, the resolution requires the approval of a simple majority of the votes cast at the Meeting by Independent

Shareholders. In effect, all shareholders will be considered Independent Shareholders provided they are not, at the relevant time, an Acquiring Person (as described in Schedule B to this Circular) or making a take-over bid for the Company. The Company is not aware of any shareholder who will be ineligible to vote on such resolution at the Meeting.

The Board of Directors has determined that the proposed amendments to the Rights Agreement are in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that shareholders vote in favour of the resolution.

The persons designated in the enclosed form of proxy, unless instructed otherwise, intend to vote in favour of the resolution relating to the Rights Plan.

INFORMATION RELATING TO THE COMPANY

Compensation of Directors and Executive Officers

Summary of Executive Compensation

Aggregate Compensation

During the financial year ended December 31, 2004, there were eight Executive Officers of the Company who received, in aggregate, cash remuneration of $7,681,846. Cash payments made through the Employee Stock Option Plan are reported in Table 3. For this purpose, “Executive Officers” means the President and Chief Executive Officer, and Executive Vice-Presidents in charge of a principal business unit or function of the Company or its subsidiaries. The aggregate value of all other remuneration furnished to the eight Executive Officers during the financial year was $199,634 comprised of the value of Company-supplied vehicles and parking, as well as club memberships, financial counseling, certain taxable benefits, service awards, and provincial health care premiums paid by the Company on behalf of the Executive Officers.

Individual Compensation

The following table sets forth all annual and long-term compensation of the individuals who were, at December 31, 2004, the Chief Executive Officer, the Executive Vice-President, Finance and Chief Financial Officer, and the next three most highly compensated Executive Officers (collectively the “Named Executive Officers”), for the 2004, 2003, and 2002 financial years of the Company.

Table 1: Summary Compensation

		Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus/ Variable Pay(1)($)		Other Annual Compensation(2) ($)	Common Shares Under Option Grants (3)(#)	All Other Compensation(4) ($)
President and Chief	2004	1,047,875	1,886,175		62,762	330,000	123,484
Executive Officer	2003	997,500	1,468,077	(6)	—	300,000	86,603
James W. Buckee	2002	945,500	681,000		—	330,000	78,355

Executive Vice-President,	2004	418,900	452,740		—	120,000	42,897
Finance and	2003	393,750	427,368	(5),(6)	—	105,000	31,614
Chief Financial Officer	2002	366,800	185,3285		—	120,000	29,369
Michael D. McDonald

Executive Vice-President,	2004	512,425	569,120		—	120,000	49,937
Frontier and International	2003	470,000	482,748	(5),(6)	—	105,000	36,927
Operations	2002	449,600	215,3285		—	120,000	35,394
T. Nigel D. Hares

Executive Vice-President,	2004	484,925	538,595		—	120,000	50,197
Corporate and Legal,	2003	435,000	511,827	(5),(6)	—	105,000	34,427
and Corporate Secretary	2002	410,975	200,328	(5)	—	120,000	33,683
M. Jacqueline Sheppard

Executive Vice-President,	2004	412,925	445,959		—	120,000	41,428
Corporate Services	2003	387,750	403,797	(6)	—	105,000	30,814
Robert M. Redgate	2002	371,175	188,100		—	120,000	30,712

Notes:

(1)          Amounts listed are variable pay unless otherwise noted. Variable pay for 2004 is payable on April 1, 2005.

(2)          The perquisites and other personal benefits do not exceed the lesser of $50,000 and 10 percent of the total annual salary and bonus of the Named Executive Officers, other than James W. Buckee.

(3)          Reflects a three-for-one division or “share split” of issued and outstanding common shares that occurred on May 4, 2004.

(4)          Includes the value of the Talisman Savings Plan contributions and life insurance premiums paid by Talisman on behalf of the Named Executive Officers.

(5)          Includes a non-pensionable Holiday bonus of $327.86 in 2002, $327.87 in 2003, and $327.87 in 2004.

(6)          Includes a non-pensionable one-time discretionary bonus, of $95,517 for James W. Buckee, $37,227 for Michael D. McDonald , $45,320 for T. Nigel D. Hares, $41,699 for M.Jacqueline Sheppard, and $37,373 for Robert M. Redgate

Stock Option Program

The following table sets forth stock options granted under the Company’s Employee Stock Option Plan (the “ESOP”) during the financial year ended December 31, 2004 to each of the Named Executive Officers. Further information as to the operation of the ESOP is set forth under the Management Succession and Compensation Committee Report and the section entitled “Securities Authorized for Issuance Under Equity Compensation Plans” below.

Table 2: Option/SAR Grants During 2004

	Common Shares Under Options Granted (#)(1),(2)	% of Total Options Granted to Employees in 2004	Exercise Price ($/Common Share)	Market Value of Common Shares on the Date of Grant(3) ($/Common Share)	Expiration Date
James W. Buckee	330,000	8.93%	$25.6833	$25.6833	March 11, 2014
Michael D. McDonald	120,000	3.25%	$25.6833	$25.6833	March 11, 2014
T. Nigel D. Hares	120,000	3.25%	$25.6833	$25.6833	March 11, 2014
M. Jacqueline Sheppard	120,000	3.25%	$25.6833	$25.6833	March 11, 2014
Robert M. Redgate	120,000	3.25%	$25.6833	$25.6833	March 11, 2014

Notes:

(1)          The options were granted on March 12, 2004 and vest three years from the date of grant. The options include the cash payment feature (tandem Stock Appreciation Right (SAR)),described under the Compensation Program Design section.

(2)          Reflects a three-for-one division or “share split” of issued and outstanding common shares that occurred on May 4, 2004.

(3)          Determined by calculating the mean of the high and low reported prices at which Common Shares were traded on the Toronto Stock Exchange (the “TSX”) on the day prior to the date of grant.

At December 31, 2004, 4,969,050 options to acquire Common Shares of the Company were held by individuals who were Executive Officers of the Company during 2004. Including the options described in Table 3, options to acquire a total of 1,170,000 Common Shares were granted during 2004 to eight Executive Officers at a weighted average price of $25.6833.

The following table sets out the details of options exercised and the aggregate value realized by the particular Named Executive Officer during 2004 and, in addition, sets out the aggregate number of outstanding exercisable options owned by each of the Named Executive Officers, categorized as being either exercisable or unexercisable as at December 31, 2004, together with the value of such options at the end of the year.

Table 3: Aggregated Option/SAR Exercises During 2004 and Option Values

Name	Common Shares Acquired/ Options Surrendered on Exercise(1)	Aggregate Value Realized(2) ($)			Value of Unexercised
			Unexercised Options at		in-the-Money Options at
			December 31, 2004		December 31, 2004(3)
			(#)		($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

James W. Buckee	405,000	6,907,375	813,000	960,000	14,494,700	9,519,250
Michael D. McDonald	30,000	255,500	60,000	345,000	770,000	3,410,225
T. Nigel D. Hares	60,000	770,800	370,950	345,000	6,998,561	3,410,225
M. Jacqueline Sheppard	90,000	1,224,800	340,950	345,000	6,437,061	3,410,225
Robert M. Redgate	210,000	3,979,600	90,000	345,000	1,155,000	3,410,225

Notes:

(1)          Represents the number of shares acquired on exercise, or the number of options surrendered for cancellation as a result of electing to receive the equivalent value as a cash payment.

(2)          Calculated by subtracting the exercise price of the option from the market price obtained per option exercised, or surrendered for cash payment, on the date of the exercise, and by multiplying that amount by the number of Common Shares under options exercised or surrendered.

(3)          Calculated by subtracting from the closing price per share of the Company’s Common Shares on the TSX on December 31, 2004, the exercise price of the option and by multiplying that amount by the number of Common Shares under options owned. The closing trading price of the Company’s Common Shares on the TSX on December 31, 2004 was $32.35.

Defined Benefit Pension Plan

The Company provides all of the Named Executive Officers with retirement benefits through two plans, both of which are non-contributory defined benefits plans:

•                  a registered defined benefit plan called the Supplementary Pension Plan for Executives of Talisman (the “Supplementary Pension Plan”), and

•                  a special pension agreement (the “Special Pension Agreement”) funded through a Retirement Compensation Arrangement. The Special Pension Agreement is a non-registered plan which provides pension payments that would otherwise be payable under the Supplementary Pension Plan but which exceed the prescribed maximum allowable under the Income Tax Act.

In addition to the Named Executive Officers listed in Table 1, three other Executive Officers participated in the Supplementary Pension Plan and Special Pension Agreement in 2004.

The Supplementary Pension Plan and Special Pension Agreement are non-contributory, defined benefit plans which provide for an annual accrual of 2% of the total of Best Average Earnings and Final Average Award. “Best Average Earnings” means the average of the best three years’ compensation (actual base pay for the three year period prior to January 1, 2005). “Final Average Award” means the average of the variable pay awarded during the four consecutive years prior to December 31, 2004.

Table 4 shows the estimated annual pension payments for participants in both the Supplementary Pension Plan and Special Pension Agreement.

Table 5 shows the portion of the total estimated annual pension payments that are provided through the Supplementary Pension Plan.

Table 4: Annual Pension Payments ($) to Participants in both the Supplementary Pension Plan and the Special Pension Agreement

	Years of Service
Remuneration(1)	15	20	25	30	35	40	45
350,000	105,000	140,000	175,000	210,000	245,000	280,000	315,000
450,000	135,000	180,000	225,000	270,000	315,000	360,000	405,000
550,000	165,000	220,000	275,000	330,000	385,000	440,000	495,000
650,000	195,000	260,000	325,000	390,000	455,000	520,000	585,000
750,000	225,000	300,000	375,000	450,000	525,000	600,000	675,000
850,000	255,000	340,000	425,000	510,000	595,000	680,000	765,000
950,000	285,000	380,000	475,000	570,000	665,000	760,000	855,000
1,050,000	315,000	420,000	525,000	630,000	735,000	840,000	945,000
1,150,000	345,000	460,000	575,000	690,000	805,000	920,000	1,035,000
1,250,000	375,000	500,000	625,000	750,000	875,000	1,000,000	1,125,000
1,350,000	405,000	540,000	675,000	810,000	945,000	1,080,000	1,215,000
1,450,000	435,000	580,000	725,000	870,000	1,015,000	1,160,000	1,305,000
1,550,000	465,000	620,000	775,000	930,000	1,085,000	1,240,000	1,395,000
1,650,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000	1,485,000
1,750,000	525,000	700,000	875,000	1,050,000	1,225,000	1,400,000	1,575,000
1,850,000	555,000	740,000	925,000	1,110,000	1,295,000	1,480,000	1,665,000
1,950,000	585,000	780,000	975,000	1,170,000	1,365,000	1,560,000	1,755,000
2,050,000	615,000	820,000	1,025,000	1,230,000	1,435,000	1,640,000	1,845,000
2,150,000	645,000	860,000	1,075,000	1,290,000	1,505,000	1,720,000	1,935,000
2,250,000	675,000	900,000	1,125,000	1,350,000	1,575,000	1,800,000	2,025,000

Note:

(1)          Includes Best Average Earnings plus Final Average Award. Remuneration is in $100,000 increments versus $50,000 increments in previous years.

Years of service credited in the Supplementary Pension Plan and Special Pension Agreement where applicable, as at December 31, 2004, are as follows: James W. Buckee – 27.58; Michael D. McDonald – 7.00; T. Nigel D. Hares – 10.33; M. Jacqueline Sheppard – 11.33; and Robert M. Redgate – 26.50. Years of service credited on normal retirement at age 65 would be as follows: James W. Buckee – 33.92; Michael D. McDonald – 18.75; T. Nigel D. Hares – 21.33; M. Jacqueline Sheppard – 27.42; and Robert M. Redgate – 41.00.

James W. Buckee’s pension payable from the Supplementary Pension Plan and Special Pension Agreement will be reduced by the pension formula applicable to and an amount payable by a previous employer for the period May 1977 to June 1992. Michael D. McDonald has been granted a pension enhancement recognizing the difference between employee and Supplemental Pension Plan benefits for the period prior to his enrollment in the Supplemental Pension Plan in January 1998. Pensions payable are in the form of a life annuity, with a 60% survivor benefit provided to the surviving spouse in the event of death of the Named Executive Officer. The benefits listed above are not subject to any offsets such as Canada Pension Plan or Old Age Security.

In 2004, Talisman changed the pension accrual rate of the Special Pension Agreement to provide greater flexibility in recognizing and recruiting executives with senior industry experience. The formula will now provide a pension accrual from the date of participation in the Executive Pension Plan (the “Executive Plan”) at a rate of 4% per year for all credited service to the earlier of seven years of participation in the Executive Plan or 14 years of Talisman service. For credited service after the earlier of seven years in the Executive Plan or 14 years of Talisman service, pension is accrued at a rate of 2% per year. This change is retroactive to August 1, 1993 and, of the Named Executive Officers, affects M. Jacqueline Sheppard (additional 2% for seven years), and T. Nigel D. Hares (additional 2% for seven years).

Table 5: Annual Pension Payments to Participants from the Supplementary Pension Plan

	Years of Service
Remuneration(1)	15	20	25	30	35	40	45
$350,000 - $2,250,000	$27,495	$36,660	$45,825	$54,990	$64,155	$73,320	$82,485

Note:

(1)   Includes Best Average Earnings plus Final Average Award.

Employment Contracts and Termination of Employment Arrangements

At December 31, 2004, the Company had employment contracts in place for all Executive Vice-Presidents of the Company. The contracts provide for the payment of two years’ compensation (including base salary plus target variable pay, plus benefits) in the event of a change in control of the Company. An employment contract with the President and Chief Executive Officer provides for two and one half years’ compensation (including base salary plus target variable pay, plus benefits) in the event of a change in control of the Company.

The employment contract also allows for the full vesting of all unvested options for all optionees in the event of a change in control.

Composition and Role of the Management Succession and Compensation Committee

The Company’s executive compensation program is administered by the Management Succession and Compensation Committee (the “Compensation Committee”) of the Board of Directors. The Compensation Committee has, as part of its mandate, responsibility for the remuneration of the Executive Officers of the Company. The Compensation Committee also evaluates the performance of the Company’s Executive Officers and reviews the design and competitiveness of the Company’s incentive compensation programs. For the year 2004, the members of the Compensation Committee were: Douglas D. Baldwin, Al L. Flood, Lawrence G. Tapp and Stella M. Thompson. None of the members of the Compensation Committee is, or has ever been, an officer or an employee of the Company or any of its subsidiaries. The Compensation Committee meets at least twice annually or more often as needed. The Compensation Committee met five times in 2004.

Management Succession and Compensation Committee Report

Introduction and Objectives

The compensation philosophy of the Company is to reward employees, including the Chief Executive Officer and all Executive Officers, commensurate with personal achievements and the success of the Company. In doing so, all salaried employees place an element of compensation at risk. This provides the Company with flexibility and the individual with incentive to outperform expectations. The objectives of the compensation program are to attract, retain and motivate high-quality staff and to provide a sense of proprietorship.

Compensation Program Design

Total compensation for all salaried staff including the Chief Executive Officer and all Executive Officers consists of four elements: base pay, variable pay (both of which are paid in cash), long-term incentives and benefits. Variable pay is an integral element of compensation necessary to keep an individual’s total compensation at a competitive level. The levels of variable pay (as a percentage of actual base earnings) are as follows:

Position	2004 Variable Pay Target	2004 Variable Pay Range
President and Chief Executive Officer	100%	0-200%
Other Executive Officers	60%	0-120%

The combination of base pay and variable pay targets is referred to as “target total cash compensation” and is the basis on which market competitiveness is evaluated. For 2004, target total cash compensation was aimed at the top quartile of a comparable group of select senior oil and gas producers.

The compensation system is designed to ensure that total cash compensation received by the Chief Executive Officer and Executive Officers, as with all salaried staff, will be significantly higher than comparable positions in comparable companies when the Company performs well, and significantly lower than the market total cash compensation if the Company under-performs. The weighting of corporate financial and operational objectives versus individual leadership and strategic objectives in determining variable pay is split 70/30 for the Chief Executive Officer and 50/50 for the Executive Officers. Corporate objectives relate to factors including, but not limited to, cash flow per share, income, reserves, production volumes, capital expenditures, per barrel of oil equivalent costs (finding and development, operating and general and administrative), share price appreciation relative to select senior oil and gas producers, as well as health, safety and environmental performance. Measurable and defined objectives are set annually to address these standards and other strategic initiatives. The Compensation Committee also applies a subjective analysis of strategic leadership issues in determining final total cash compensation. Variable pay owing in respect of the current year is paid in a lump sum in April of the following year after a full assessment of individual and corporate results.

The long-term incentive program is comprised of stock options granted annually by the Compensation Committee to the Named Executive Officers as shown in Tables 2 and 3 and other employees. The program only has value to the extent that additional shareholder value is created over time. Stock options are viewed as an important aspect of total compensation for senior staff, serving to align the interest of executives with those of the shareholders. Option grants increase with the employee’s level in the Company.

The Company amended all outstanding stock options in 2003 to include a cash payment feature (tandem Stock Appreciation Right (SAR)). Specifically, the cash payment feature provides the optionholder the right to surrender the exercisable option for cancellation in return for a cash payment from the Company. The cash payment is based on the number of options cancelled, multiplied by the amount by which the market price of the Common Shares at the time of surrender exceeds the strike price of the option. The inclusion of the cash payment feature in options granted enables the Company to provide similar benefits to optionholders without increasing the outstanding Common Shares, to the extent that optionholders utilize this feature. Since inception, 99% of the options exercised have utilized the cash payment feature.

Options are granted at the market value of the Common Shares on the day prior to the date of the grant and in a number that is at or above the median value of long-term incentives provided by upstream oil and gas industry companies, as reported through independent consulting surveys which are reviewed prior to grant. Option grants can be increased to respond to specific corporate or individual circumstances as a means of increasing incentive. Options normally vest after three years and expire within ten years of issuance.

In addition to base pay, variable pay and stock options, various perquisites and other benefits are provided on a market competitive basis. Executive Officers are also eligible to receive non-pensionable performance bonuses. These bonuses are usually project-related and acknowledge extraordinary achievements.

Effective January 1, 2005, the Company adopted executive share ownership guidelines to further support the Company’s belief that share ownership requirements better align the interest of executives to those of shareholders. The guidelines require holdings by the Chief Executive Officer of four times annual base salary, Executive Vice-Presidents of two times annual base salary and by other Vice-Presidents of one times annual base salary. In calculating ownership, the aggregate value of Common Shares owned (including beneficial ownership), and the net value of all exercisable and vested stock options are used. Individuals are provided up to five years from the implementation of these guidelines, or if later, from his or her appointment to an executive position, to reach the minimum required level of share ownership. All Executive Officers currently meet executive share ownership guideline requirements.

2004 Executive Compensation

Total compensation of the Named Executive Officers was reviewed at the Compensation Committee meeting in March 2004. The Compensation Committee approved market adjustments to base salaries for Named Executive Officers at that time, following a review of the peer group of companies used to establish compensation levels for the executive group. This peer group consists of oil and gas companies of similar size and with similar international challenges as Talisman. This international comparator group reflects the combined domestic and international scope of responsibilities at the executive level and the broader geographic employment market. The variable pay target increased, effective January 1, 2004, to 100% for the Chief Executive Officer, to align current competitiveness on a target total cash basis.

In determining the 2004 variable pay for all Executive Officers, the Compensation Committee reviewed 2004 corporate performance against targets previously set out for financial and operational measures outlined under the heading “Compensation Program Design”. The Compensation Committee also reviewed the individual performance of all Executive Officers in 2004 against their individual financial, operational, strategic and leadership targets established on January 1, 2004, which are a subset of the corporate performance targets. Based on these detailed reviews, variable payouts for 2004 performance were approved, as shown in Table 1 and will be paid on April 1, 2005. These payouts are above target levels, reflecting another very successful year of financial and operational results that included record cash flow, increased production, and significant share price appreciation.

Submitted by the Management Succession and Compensation Committee of the Board of Directors of Talisman Energy Inc.

Al L. Flood, Chairman

Douglas D. Baldwin

Lawrence G. Tapp

Stella M. Thompson

Performance Graph

The following graph shows the performance of Common Shares relative to the S&P/TSX Composite, the S&P/TSX Oil and Gas Exploration and Production and the S&P 500 Oil and Gas Exploration and Production indices over the period December 31, 1999 to December 31, 2004.

							Annual
	At December 31						Average
$100 Investment In Base Period	1999	2000	2001	2002	2003	2004	Return
Talisman Common Shares(1)	100.00	150.81	165.63	157.15	205.33	273.70	22.31%
S&P/TSX Oil and Gas E&P
Total Return Index	100.00	146.53	151.50	176.00	211.46	297.47	24.36%
S&P/TSX Composite
Total Return Index	100.00	107.41	93.91	82.23	104.20	119.29	3.59%
S&P 500 – Oil and Gas E&P
Total Return Index	100.00	158.53	125.31	123.47	152.40	205.22	15.46%

Note:

(1)          Assumes dividends are reinvested.

Remuneration of Directors

In 2004, the Board of Directors considered and approved a new compensation structure for non-employee directors. For the year ended December 31, 2004, each non-employee director of the Company, other than the Chairman of the Board, was paid an annual fee of $61,200, which may be received as cash or in deferred share units (“DSUs”), and an additional annual fee of $40,800, which must be received in DSUs. The Chairman of the Board received an annual fee of $180,000, which may be received as cash or in DSUs (in total and inclusive of all meeting fees or committee fees), an additional annual fee of $120,000, which must be received in DSUs, and was provided Company paid office space and reimbursement of related office expenses. Each director also received an attendance fee of $1,700 for each regular meeting of the Board of Directors attended. In addition, each committee member was paid an annual fee of $6,000 for each regular committee on which he or she served (an additional $9,000 for the Chair of a committee) and an attendance fee of $1,700 for each committee meeting attended. Each director also received a fee of $800 for each teleconference meeting held. Directors residing outside of Canada receive the same nominal fees described above, but in U.S. funds.

The Company adopted a Deferred Share Unit Plan for non-employee directors (the “DSU Plan”) effective January 1, 2001. Under the DSU Plan, non-employee directors of the Company may elect, on an annual basis and in addition to their mandatory allocations above, to receive all or part of their cash compensation in the form of deferred share units. The DSU Plan enhances the alignment of director and shareholder interests in that the value of the units directly tracks the performance of the Common Shares. Under the DSU Plan, DSUs are allocated to a notional account on a quarterly basis by dividing the amount of compensation that the director has elected to receive in DSUs by the market value of the Company’s Common Shares. A participant in the DSU Plan is not entitled to the benefit of the value of his or her DSU Plan account until such time as the participant ceases to be a director of the Company. No shares are issued under this plan.

Non-executive directors are eligible to participate in the Director Stock Option Plan (the “DSOP”), implemented in 1998. Between 1993 and 1998, directors were eligible to participate in the ESOP. The DSOP was amended in 2003 to include the cash payment feature, described under the Compensation Program Design section, on all existing and future options. Options are fully vested after three years and expire if not exercised within ten years of issuance. No stock options were granted to non-executive directors in 2004. As a result of the new compensation structure for non-executive directors described above, the Company does not currently intend to grant further stock options under this plan.

Effective January 1, 2004, the existing director share ownership policy was further strengthened, requiring directors to own 15,000 Common Shares and/or DSUs and the Chairman to own 30,000 Common Shares and/or DSUs within five years of the effective date of the policy or for new non-executive directors, within five years of being elected to the Board.

In addition, directors are reimbursed for their Company-related travel expenses. The Director who is a full-time salaried employee of the Company received no remuneration for serving as a director of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has an Employee Stock Option Plan (previously defined as the “ESOP”) and a Director Stock Option Plan (previously defined as the “DSOP”) pursuant to which it has granted options to purchase Common Shares of the Company. The Company intends to continue to grant options under the ESOP, but does not currently intend to grant any further options under the DSOP. The ESOP and DSOP (collectively, the “Option Plans”) are the only equity compensation plans that provide for the issuance of shares of the Company and both have been approved by the shareholders.

The following table provides information as at December 31, 2004, with respect to Common Shares authorized for issuance under the Plans.

Number of Common Shares
remaining available for
	Number of Common Shares		future issuance under
	to be issued upon	Weighted-average	equity compensation plans
	excercise of outstanding	exercise price of	(excluding securities
Plan Category	options, warrants and rights	outstanding options	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	20,788,375	19.58	16,663,875 (1)
Equity compensation plans not approved by securityholders	—	—	—
Total	20,788,375	19.58	16,663,875

Note:

(1)          Includes 1,899,000 Common Shares under the DSOP, in respect of which the Company does not currently intend to grant any further options.

Employee Stock Option Plan (ESOP)

The purpose of the ESOP is to promote the interests, growth and development of the Company by providing employees with the opportunity to acquire an increased proprietary interest in the Company. The granting of options only has value to the extent that additional shareholder value is created over time. Options are viewed as an important aspect of total compensation for employees, serving to align their interest with those of the shareholders. Option grants increase with the employee’s level in the Company.

As at December 31, 2004, there were 20,377,375 Common Shares, representing 5.4% of the Company’s issued and outstanding Common Shares, subject to outstanding options under the ESOP, and 14,764,875 Common Shares, representing 3.9% of the Company’s issued and outstanding Common Shares, remaining available for issuance under the ESOP. The number of Common Shares subject to option in favour of any one employee shall not exceed 5% of the total number of Common Shares outstanding at the time of adoption of the ESOP.

The Board has delegated to the Management Succession and Compensation Committee (the “Committee”) the authority to grant options pursuant to the ESOP.

The Committee may designate any full-time employee of the Company (or any of its subsidiaries) as individuals who are eligible to receive option awards under the ESOP. The vesting period of options is set at the Committee’s discretion but options normally vest after three years.

The term of an option, while set at the Committee’s discretion, shall not extend for a period of more than ten years from the date upon which it is granted. The strike price of an option is set by the Committee but must be not less than the mean of the high and low reported prices at which Common Shares were traded on the Toronto Stock Exchange (“TSX”) on the last business day before the date on which such option is granted or, if no trade is reported on that day, not less than the mean of the bid and ask quotations on the TSX for the Common Shares at the close of business on that day.

In determining such eligible individuals and the number of Common Shares to be covered by an option, the Committee is required to consider the length of service of each employee and the duties, remuneration and present and potential contribution to the success of the Company of each employee. Options are not transferable and all options must be exercised only by the optionholder, or after his or her death, only by his or her legal representative.

All options include a cash payment feature which provides the optionholder the right to surrender the exercisable option for cancellation in return for a cash payment from the Company. The cash payment is based on the number of options cancelled, multiplied by the amount by which the market price of the Common Shares at the time of surrender exceeds the strike price of the option. The inclusion of the cash payment feature enables the Company to provide similar benefits to optionholders without increasing the outstanding Common Shares, to the extent that optionholders utilize this feature. The Common Shares subject to any option that is surrendered pursuant to the cash payment feature are available for future options granted under the ESOP, as is the case for options which expire or are cancelled without having been exercised.

In addition, under the terms of the Company’s standard employee stock option agreement, options expire on the earlier of the normal expiry date and twenty-four months after an employee’s retirement. Options are forfeited upon resignation or on the fifth business day after termination for cause. In the event employment is terminated without cause, unvested options expire on the date that the notice of termination is received and vested options expire on the earlier of the normal expiry date or six months following the end of the notice period.

The Board may, without shareholder approval, from time to time alter or amend the ESOP provided that the maximum aggregate number of Common Shares that may be optioned or issued shall not increase (other than from adjustments due to subdivision, consolidation or reclassification of the Common Shares) and the manner of determining the strike price shall not be altered.

Director Stock Option Plan (DSOP)

The provisions of the DSOP are substantially similar to the ESOP described above. As at December 31, 2004, there were 411,000 Common Shares, representing 0.1% of the Company’s issued and outstanding Common Shares, subject to outstanding options under the DSOP. As noted above, although there are 1,899,000 Common Shares remaining available for issuance pursuant to the DSOP, the Company does not currently intend to grant any further options under the DSOP as a result of a restructuring of directors’ compensation in 2004.

Indebtedness of Directors and Officers

No director, executive officer, employee or former director, executive officer, or employee of the Company or any of its subsidiaries has been indebted to the Company at any time since January 1, 2004.

Interests of Informed Persons in Material Transactions

The Company is not aware of any material interests, direct or indirect, of any “informed person” of the Company, any proposed director of the Company, or any associate or affiliate of any informed person or proposed director, in any transaction since January 1, 2004 or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, except as described below.

The directors and various executive officers of the Company own Common Shares of the Company and as such, will be subject to the provisions of the Rights Plan described in this Circular. The Rights Plan does not provide preferential treatment to any director or officer of the Company upon its implementation.

For the purposes of the determination above, “informed person” means: (a) a director or executive officer of the Company; (b) a director or executive officer of a company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company after it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

The Company complies with the conflict of interest requirements of the Canada Business Corporations Act on an ongoing basis. Directors and officers are required to disclose to the Company, in writing or by requesting to have it entered into the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that they have in a material contract or material transaction, whether made or proposed, with the Company, under certain elaborated circumstances. Directors and officers are reminded at least annually of their ongoing statutory requirement to declare their interests in a material contract or a material transaction. The Chairman may, as a result of any disclosures made, require an affected director to abstain from a vote on the relevant matter in accordance with the statutory requirements. In addition, directors must comply with the conflict of interest provisions of the Company’s Policy on Business Conduct and Ethics.

Statement of Corporate Governance Practices

The Company’s Statement of Corporate Governance Practices is set out in Schedule A to this Circular.

Audit Committee Information

Additional disclosure regarding the Audit Committee (including, but not limited to the full text of the Audit Committee Charter, a description of Audit Committee members’ education and experience, and a summary of external auditor service fees), is contained in Appendix A to the Company’s annual information form for the year ended December 31, 2004.

Shareholder Proposals

A shareholder intending to submit a proposal at an annual meeting must comply with applicable provisions of the Canada Business Corporations Act. The Company will include a shareholder proposal in management’s proxy circular prepared in connection with the annual meeting of shareholders in 2006 provided that such a proposal is received by the Corporate Secretary in the Company’s principal executive office on or before December 2, 2005 and provided that such a proposal is required to be included in the Company’s management proxy circular pursuant to the applicable terms of the Canada Business Corporations Act.

Directors’ and Officers’ Liability Insurance

The Company carries directors’ and officers’ liability insurance to a maximum of US$50,000,000 per claim, subject to an aggregate annual limit of US$50,000,000 for all directors and officers. This policy covers all directors and officers and various senior managers of the Company and its subsidiaries. There is no deductible applicable to the policy. The premium payable by the Company for the year January 1, 2005 to January 1, 2006 is US$297,000. Neither directors nor officers nor managers will pay any portion of the premium.

Additional Information

Information related to the Company is available on SEDAR at www.sedar.com. Financial information for the fiscal year ended December 31, 2004 is provided in the Company’s comparative audited consolidated financial statements and annual management’s discussion and analysis (“MD&A”).

Copies of this Circular, the annual report which contains the comparative audited consolidated financial statements of the Company, the annual MD&A, any interim financial statements of the Company subsequent to those statements contained in the annual report, and the Company’s annual information form for the fiscal year ended December 31, 2004 as filed with Canadian securities commissions and with the United States Securities and Exchange Commission under Form 40-F, may be obtained without charge by contacting the Investor Relations and Corporate Communications Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, or by e-mail at tlm@talisman-energy.com.

DIRECTORS’ APPROVAL

The contents and the sending of this Circular have been approved by the directors of the Company.

/s/ M. Jacqueline Sheppard
M. Jacqueline Sheppard
Corporate Secretary
March 14, 2005

SCHEDULE A – STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Talisman’s corporate governance practices satisfy all the existing guidelines for effective corporate governance established by the Toronto Stock Exchange (“TSX”), all of the New York Stock Exchange (“NYSE”) corporate governance listing standards applicable to non-U.S. companies and substantially all of the NYSE Stock Exchange corporate governance listing standards applicable to U.S. companies.

When Multilateral Policy 58-201 and Multilateral Instrument 58-101 (collectively, the “CSA Rules”) are implemented by the Canadian Securities Administrators, Talisman either satisfies the requirements of the proposed CSA Rules as published on October 29, 2004, or has implemented procedures designed to meet the same governance objectives.

With respect to the NYSE corporate governance listing standards, Talisman’s corporate governance practices differ in only two respects from those applicable to U.S. companies. First, the NYSE listing standards require that the Audit Committee charter specify that the Audit Committee assist the Board of Directors in its oversight of Talisman’s compliance with legal and regulatory requirements. Talisman’s Board oversees Talisman’s compliance with legal and regulatory requirements and this responsibility specifically forms part of the Board’s Terms of Reference.  Each of the Board committees assists the Board in its oversight of Talisman’s compliance with legal and regulatory requirements in each of their areas of responsibility. Secondly, the NYSE listing standards require shareholder approval of all equity compensation plans and any material revisions to such plans, regardless of whether the securities to be delivered under such plans are newly issued or purchased on the open market, subject to a few limited exceptions. In contrast, the TSX rules require shareholder approval of equity compensation plans only when such plans involve newly issued securities. Equity compensation plans that do not provide for a fixed maximum number of securities to be issued must have a rolling maximum number of securities to be issued based on a fixed percentage of the issuer’s outstanding securities and must also be approved by shareholders every three years. If the plan provides a procedure for its amendment, the TSX rules require shareholder approval of amendments only where the amendment involves a reduction in the exercise price or an extension of the term of options held by insiders.

The following statement addresses the principal matters relating to the Company’s corporate governance practices. The TSX corporate governance guidelines and Talisman’s compliance with these guidelines is shown in tabular form at the end of this disclosure, and disclosure in compliance with the proposed CSA Rules is contained throughout the text of this Schedule.

Mandates of the Board, its committees (including position descriptions for the Chair of each committee), the Chairman and the Chief Executive Officer may be obtained from the Company website at www.talisman-energy.com or upon request from: Investor and Corporate Communications Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, e-mail: tlm@talisman-energy.com. The Terms of Reference for the Board are reproduced in their entirety in this Schedule. In addition, the Terms of Reference for the Audit Committee are reproduced in their entirety in Schedule C to the Company’s annual information form for the year ended December 31, 2004.

Independence of the Board

Talisman is in full compliance with the TSX recommendation that “The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding.” In 2004, the Board of Directors of Talisman was comprised of nine directors, eight of whom, including the Chairman of the Board, qualified as unrelated directors as defined by the TSX. The only related director is James W. Buckee, President and Chief Executive Officer of the Company.

In accordance with a New York Stock Exchange rule that listed companies must have a majority of independent directors, the Board has determined that none of the eight unrelated directors has any material relationship with the Company (other than serving as a director of the Company). Therefore, the Board has determined that all eight unrelated directors (being Douglas D. Baldwin, Kevin S. Dunne, Al L. Flood, Dale G. Parker, Lawrence G. Tapp, Stella M. Thompson, Robert G.Welty and Charles W.Wilson) are independent as defined by the rules of the New York Stock Exchange. Al L. Flood, Douglas D. Baldwin and Chuck Wilson have relationships with the Company through their directorships and shareholdings with the Canadian Imperial Bank of Commerce (“CIBC”) in the case of Al L. Flood, TransCanada PipeLines Limited (“TransCanada”) and the University of Calgary (the “University”) in the case of Douglas D. Baldwin, and Akita Drilling Ltd. (“Akita”) in the case of Charles W.Wilson.  Talisman has various business dealings with each of CIBC, TransCanada and Akita, and has made donations to the University. The Board of Directors determined that neither Mr. Flood’s nor Mr. Baldwin’s relationship with Talisman is material on account of the aforementioned relationships, principally on the grounds that (i) the relationships Talisman has with each of CIBC and TransCanada were entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances; and (ii) the termination of a relationship with CIBC, TransCanada or the University in the normal course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of CIBC, TransCanada or the University. In addition, the Board of Directors has determined that Mr.Wilson’s relationship with Talisman is not material on account of the aforementioned relationships, principally on the grounds that: (i) the relationship that Talisman has with Akita was entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances; and (ii) Mr.Wilson’s personal economic exposure to Akita is not material to him. Accordingly, Talisman’s relationship with each of CIBC, TransCanada, the University and Akita does not compromise Mr. Flood’s, Mr. Baldwin’s or Mr.Wilson’s independence, as applicable.

The proposed CSA Rules also state that the Board shall have a majority of independent directors. An independent director is defined as an individual who has no direct or indirect material relationship with the issuer (that is, a relationship which could, in the view of the issuer’s Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment). The Board has determined that in accordance with the proposed CSA Rules, eight of the nine directors have no direct or indirect material relationship with the Company and that the Company is in compliance with the majority independent requirement of the proposed CSA Rules.

The composition of the Board, including the independence of the Chairman and his specified role, ensures that the Board has in place appropriate structures and procedures to ensure that the Board can function independently of management. All committees of the Board of Directors are composed entirely of unrelated, independent directors with the exception of the Executive Committee and the Pension Funds Committee, the majority of whose members are unrelated and independent.

Other Directorships

Certain directors of the Company serve as directors of other issuers. Disclosure of these directorships is contained in the Circular under the heading “Election of Directors”. Talisman’s Governance and Nominating Committee monitors the amount of other board memberships for current and proposed directors on an ongoing basis to ensure the ability of all directors to effectively act in the best interests of the Company.

Responsibilities of the Board

The Board of Directors of Talisman sees its principal role as stewardship of the Company and its fundamental objective as the creation of shareholder value, including the protection and enhancement of the value of the Company’s assets. The Board’s stewardship responsibility means that it oversees the conduct of the business and management, which is responsible for developing long-term strategy and conducting the Company’s day-to-day business. Annually, the Board meets at an extended Board session to review and approve corporate strategy.

The Board assesses and ensures systems are in place to manage the risks of the Company’s business with the objective of preserving the Company’s assets. The Board, through the Chief Executive Officer, sets the attitude and disposition of the Company towards compliance with applicable laws, environmental, safety and health policies, financial practices and reporting. In addition to its primary accountability to shareholders, the Board is also accountable to employees, government authorities, other stakeholders and the public.

In fulfilling its primary responsibilities, the Board ensures that the Company has:

•                       established long-term goals and a strategic planning process, identified the principal risks of the Company’s business and implemented appropriate systems to monitor and manage those risks;

•                       established processes to manage and measure management’s, and in particular, the Chief Executive Officer’s performance in achieving the Company’s stated objectives, including appropriate training, monitoring, development and succession planning;

•                       established internal controls and management systems to effectively monitor the Company’s operations and ensure compliance with applicable laws, regulations and policies;

•                       implemented processes to properly oversee Company sponsored pension plans; and

•                       adopted a communications program for effectively communicating with and receiving feedback from shareholders, employees, government authorities, other stakeholders and the public.

The Board is also required to:

•                       satisfy itself as to the business and professional integrity of the Chief Executive Officer and other executive officers, as well as the Chief Executive Officer and executive officers’ creation of a culture of integrity through the Company;

•                       develop the Company’s approach to corporate governance, the review of which is led by the Governance and Nominating Committee of the Board; and

•                       monitor compliance with the Company’s code of business conduct and ethics.

Expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials, are included in the Terms of Reference for the Board and are also communicated in orientation sessions for new Board members.

The Board of Directors may delegate authority over certain matters to a committee of the Board, provided that certain responsibilities of the Board are sufficiently important to warrant the attention of the full Board and, accordingly, are not delegated or are only delegated in a qualified or partial manner, including:

•                       submitting to shareholders any matter requiring their approval;

•                       filling vacancies among the directors or appointing additional directors;

•                       issuing securities, declaring dividends or repurchasing the Company’s own shares;

•                       approving management proxy circulars;

•                       approving annual financial statements;

•                       approving the annual statement of reserves data and other oil and gas information and reports thereon; and

•                       adopting, amending or repealing by-laws.

The Board of Directors has developed Terms of Reference for the Board embodying the foregoing. To assist Board members in performing their responsibilities, the Company has adopted a policy whereby, with the approval of the Chairman of the Governance and Nominating Committee, a Board member may engage an outside advisor at the Company’s expense.

Orientation and Continuing Education

The Company has an orientation and development program for its Board. An orientation manual, which is updated on a regular basis, is provided to new Board members who are expected to review and become familiar with its contents. In addition, the Company conducts an orientation session with new directors to review the Company’s business, expectations of directors, current issues and opportunities and corporate goals and objectives. The Company also provides directors with opportunities to increase their knowledge and understanding of the Company’s business. The Board visits one of the Company’s international locations, major domestic facilities or operating areas on an annual basis. Briefings on strategic issues are completed annually, and typically include reviews of the competitive environment, the Company’s performance relative to its peers, and any other developments that could materially affect the Company’s business. In addition, the Board is briefed on a regular basis on corporate governance developments and emerging best practices in corporate governance. In 2004, activities of the Board included a site visit to one of the Company’s international operations, a review of the Company’s major subsidiaries, as well as a reserves orientation session for all Board members.

Committees of the Board

The Board of Directors has established six committees: the Audit Committee, the Executive Committee, the Governance and Nominating Committee, the Management Succession and Compensation Committee, the Pension Funds Committee and the Reserves Committee. All committees are comprised of a majority of unrelated, independent directors. The President and Chief Executive Officer is the only related director on the Board and is a member of the Executive Committee and the Pension Funds Committee. All other committees are composed exclusively of unrelated, independent directors. With the exception of the Executive Committee, for which there are no regularly scheduled meetings, the committees of the Board convene in accordance with an annually developed schedule.

Summary of Meetings Held, Attendance Record

During 2004, the following Board and committee meetings were held:

Board of Directors	7
Executive Committee	1
Audit Committee	5
Management Succession and Compensation Committee (MSCC)	5
Pension Funds Committee	3
Governance and Nominating Committee (G & N)	5
Reserves Committee	2

Of the Board meetings listed above, one was called as a special meeting and one was held outside of Canada. In addition, one written resolution was passed by the Board during the year ended December 31, 2004.

In-camera sessions comprising only independent directors are a regular feature of Board meetings and the Roles and Responsibilities of the Chairman of the Board specifically contemplate that the holding of such meetings is a duty of the Chairman. During the year ended

December 31, 2004, the Board conducted a session of independent directors as part of its strategic planning process. In addition, separate in-camera sessions were conducted by the Reserves Committee with the Company’s Internal Qualified Reserves Evaluator and by the Audit Committee with both the external auditor and internal auditors. The Chairman maintains regular contact with Board members regarding issues to come before the Board, and to solicit views on matters considered important to the function of the Board.

The attendance record of each director during the 12 month period ended December 31, 2004 is as follows:

Name	Committee Memberships	Board Meetings Attended		Committee Meetings Attended
Douglas D. Baldwin	Executive, MSCC, G & N, Reserves	6 of 7	(1)	10 of 13	(1)
James W. Buckee	Executive, Pension	7 of 7		3 of 3
Kevin S. Dunne	G & N, Reserves, Pension	7 of 7		10 of 10
Al L. Flood	Audit, MSCC	7 of 7		10 of 10
Dale G. Parker	Audit, Pension	7 of 7		8 of 8
Lawrence G. Tapp	MSCC, G & N	7 of 7		10 of 10
Stella M. Thompson	Executive, MSCC, Pension	7 of 7		8 of 8
Robert G. Welty	Audit, G & N	7 of 7		7 of 7
Charles W. Wilson	Executive, Audit, Reserves	7 of 7		8 of 8
Roland Priddle(2)	Pension, G & N	2 of 2		5 of 5

Notes:

(1)          Due to a scheduling conflict, Mr. Baldwin was unable to attend a single session at which one Board meeting and three committee meetings were held.

(2)          Mr. Priddle retired from the Board of Directors on May 4, 2004.

Board Succession

In 2004, the Governance and Nominating Committee considered succession planning for Board members and adopted screening and assessment guidelines to assist in the process of identifying new Board members. To assist in the Company’s upcoming selection process, the Governance and Nominating Committee has created a profile of ideal characteristics and qualifications of new nominees which takes into account the Company’s governance framework and current Board composition.

Audit Committee

Members: The Audit Committee consists of Al L. Flood, Dale G. Parker, Robert G.Welty(1), and Charles W.Wilson, all of whom are unrelated, independent directors. One member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. The Board has determined that such simultaneous service does not impair the ability of this member to effectively serve on Talisman’s Audit Committee.

The Board has also determined that all members of the Audit Committee are “financially literate” as defined in Multilateral Instrument 52-110 and that Robert Welty is an “audit committee financial expert” as defined by the listing standards of the New York Stock Exchange and related US securities legislation. An individual is considered financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the issuer’s financial statements.

Mandate: The primary roles and responsibilities of the Audit Committee include:

•                       reviewing and recommending to the Board for approval, the Company’s annual earnings press release, annual financial statements and the related discussion and analysis of management;

•                       reviewing and approving all interim earnings press releases, the Company’s interim financial statements (prior to their publication, filing or delivery to securityholders) and the related discussion and analysis of management;

•                       reviewing and approving, as prescribed, other financial information;

•                       recommending to the Board the auditors who will be proposed at the annual shareholders’ meeting for appointment as the Company’s external auditor for the ensuing year;

Note:

(1)          Denotes Committee Chair.

•                       evaluating and ensuring the independence of the Company’s auditor;

•                       reviewing and pre-approving the terms of the annual external audit engagement plan, as well as non-audit services the auditor is to perform;

•                       reviewing results of external audit activities;

•                       reviewing the Company’s ongoing relationship with its auditor;

•                       maintaining direct access to the Company’s internal auditors and external auditor and meeting separately with each group;

•                       overseeing the internal audit function of the Company and its relationship with the Company’s auditors and management;

•                       reviewing and assessing regularly:

(a)               the quality and acceptability of accounting policies and financial reporting practices used by the Company;

(b)              any significant proposed changes in financial reporting and accounting policies and practices to be adopted by the Company;

(c)               any new or pending developments, in accounting and reporting standards that may affect the Company;

(d)              the key financial estimates and judgments of management that may be material to the financial reporting of the Company;

(e)               policies related to financial disclosure risk assessment and management; and

(f)                 responses by management to material information requests from government or regulatory authorities which may have an impact on the financial reporting of the Company;

•                       reviewing and obtaining reasonable assurance that the Company’s internal financial control and information systems are properly designed and effectively implemented to produce accurate, appropriate and timely financial information;

•                       reviewing insurance coverage of significant business risks;

•                       receiving a report on the Company’s material subsidiaries concerning any material non-routine structures;

•                       reviewing corporate policies within the scope of its responsibility and monitoring compliance with such policies;

•                       in respect of matters within the Audit Committee’s purview and delegation, assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements;

•                       directing and supervising the investigation into any matter brought to the Committee’s attention within the scope of its duties; and

•                       reporting to the Board at each regularly scheduled meeting following any Audit Committee meeting.

The Audit Committee has the authority to engage independent counsel and other advisers having special competencies, as it determines necessary to carry out its duties, and it determines the appropriate amount of funding the Company is to provide for compensation of such advisors.

For additional information on the Audit Committee, please see Schedule C to the Company’s annual information form for the year ended December 31, 2004.

Audit Committee Report

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Canadian securities regulators or the U.S. Securities and Exchange Commission (“SEC”), nor shall this report be incorporated by reference into any filing made by the Company under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act of 1934, as amended.

The Audit Committee met with management and the independent auditor to review and discuss the December 31, 2004 financial statements.  The Audit Committee also discussed with the independent auditor the matters included in the U.S. Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received written disclosures from the independent auditor included in the U.S. Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the independent auditor, the Audit Committee recommended that the Board of Directors approve the audited consolidated financial statements for filing with the Canadian securities regulators and the SEC, and include the audited consolidated financial statements in the Company’s annual report to shareholders for the year ended December 31, 2004.

The Audit Committee is committed to compliance with all applicable accounting policies, procedures and related controls. In accordance with the requirements of the US Securities Exchange Act of 1934 and Multilateral Instrument 52-110, the Audit Committee has adopted procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. These procedures will be implemented prior to the 2005 shareholders’ meeting. The Company has amended its Policy of Business Conduct and Ethics to codify these practices.

The Audit Committee

Robert G.Welty, Chair

Al L. Flood

Dale G. Parker

Charles W.Wilson

Executive Committee

Members: The Executive Committee consists of Douglas D. Baldwin(1), James W. Buckee, Stella M. Thompson and Charles W.Wilson, of whom only James W. Buckee is a related, non-independent director.

Mandate: The Executive Committee is an extension of the full Board and convenes to take action when it is not practicable to call a meeting of the full Board. Consequently, the Executive Committee has no regularly scheduled meetings. The Executive Committee may exercise, subject to applicable laws, all of the powers and discretions of the full Board, provided that the powers of the Committee do not include those listed previously as warranting the attention of the full Board.

Governance and Nominating Committee

Members: The Governance and Nominating Committee consists of Douglas D. Baldwin, Kevin S. Dunne, Lawrence G. Tapp(1) and Robert G.Welty, all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Governance and Nominating Committee include:

•                       developing a set of corporate governance principles and guidelines applicable to the Company and reviewing and approving the Company’s annual disclosure of corporate governance compliance;

•                       establishing a long-term plan for composition of the Board;

•                       establishing a process for identifying, recruiting and appointing new directors and recommending nominees for election to the Board (see discussion below);

•                       reviewing and recommending the education and orientation program for new Board members;

•                       reviewing periodically the size of the Board to ensure its continued effectiveness;

•                       assessing the effectiveness of, and ensuring there is a succession plan for, the Chairman of the Board;

•                       reviewing and determining director compensation to ensure such compensation properly reflects the responsibilities and risks involved in being a director (this includes, but is not limited to reviewing the purpose of, and recommending grants under, the Deferred Share Unit Plan);

•                       developing written position descriptions for the Chairs of the Committees and the Chairman of the Board;

•                       reviewing the general responsibilities and function of the Board, its committees and the roles of the Chairman of the Board and the Chief Executive Officer;

•                       assessing the needs of the Board in terms of frequency, location and conduct of Board and committee meetings;

•                       in respect of matters within the Governance and Nominating Committee’s purview and delegation assisting the Board in its oversight of the Company’s compliance with legal and regulatory compliance;

•                       considering, and when appropriate, granting waivers from the application of the Policy on Business Conduct and Ethics to executive officers and directors. All material waivers shall be promptly disclosed to shareholders in accordance with securities legislation; and

•                       considering requests from individual directors or committees to engage outside advisors.

Note:

(1)          Denotes Committee Chair.

Management Succession and Compensation Committee

Members: The Management Succession and Compensation Committee consists of Douglas D. Baldwin, Al L. Flood(1), Lawrence G. Tapp and Stella M. Thompson, all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Management Succession and Compensation Committee include:

•                       reviewing succession plans for key management positions within the Company;

•                       reviewing management development policies and practices and staffing plans in the Company;

•                       reviewing and recommending to the Board for approval the compensation and benefit policies of the Company and its subsidiaries, the terms and conditions of employee benefit plans, including incentive-compensation plans and equity-based compensation plans;

•                       leading the process for assessing the performance of the Chief Executive Officer;

•                       developing a written position description position for the Company’s Chief Executive Officer and reviewing the employment agreements and annual performance contracts of the Chief Executive Officer and executive officers;

•                       reviewing and approving the compensation levels of executive officers. In considering the Chief Executive Officer’s compensation level, the Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves the Chief Executive Officer’s compensation level based on this evaluation;

•                       reviewing and approving employee stock option grants in accordance with the terms of the Employee Stock Option Plan;

•                       reviewing human resource strategies and policies;

•                       producing and reviewing the Company’s disclosure of executive compensation; and

•                       in respect of matters within the Management Succession and Compensation Committee’s purview and delegation, assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements.

Pension Funds Committee

Members: The Pension Funds Committee consists of James W. Buckee, Kevin S. Dunne, Dale G. Parker, and Stella M. Thompson(1), of whom only James W. Buckee is a related, non-independent director.

Mandate: The primary roles and responsibilities of the Pension Funds Committee include:

•                       approving the investment objectives and policy of the Company’s pension plans;

•                       reviewing the investment strategy, risk profile and performance of the plans and approving the asset class allocations of the plans;

•                       approving the appointment and termination of investment managers and reviewing costs associated with the plan administration;

•                       reviewing and approving annual financial statements and management reports of each plan; and

•                       in respect of matters within the Pension Funds Committee’s purview and delegation, assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements.

Reserves Committee

Members: The Reserves Committee consists of Douglas D. Baldwin, Kevin S. Dunne and Charles W.Wilson(1), all of whom are unrelated, independent directors.

Mandate: The primary roles and responsibilities of the Reserves Committee include:

•                       reviewing the Company’s procedures relating to the disclosure of information with respect to oil and gas activities;

•                       reviewing the Company’s procedures for providing information to the qualified reserves evaluator or auditor who reports on reserves data;

•                       meeting with management and the qualified reserves evaluator or auditor to review the reserves data and the report of the qualified reserves evaluator or auditor and to determine whether any restrictions affect the ability of the qualified reserves evaluator or auditor to report on reserves data without reservation;

Note:

(1)          Denotes Committee Chair.

•                       reviewing and recommending to the Board for approval the content and filing of the Company’s annual statement of reserves data and other oil and gas information;

•                       reviewing and recommending to the Board for approval the filing of the annual report on reserves data by the qualified reserves evaluator or auditor;

•                       reviewing and recommending to the Board for approval the content and filing of the Company’s annual report of management and directors on oil and gas disclosure; and

•                       in respect of matters within the Reserves Committee’s purview and delegation, assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements.

Roles and Responsibilities of the Chairman of the Board

The principal role of the Chairman of the Board is to manage and provide leadership to the Board of Directors. The Chairman is accountable to the Board and acts as a direct liaison between the Board and management of the Company. In addition, the Chairman acts as a communicator for Board decisions where appropriate.

Other duties and responsibilities of the Chairman include:

•                       providing independent advice and counsel to the Chief Executive Officer;

•                       ensuring that the directors are properly informed and that sufficient information is provided to enable the directors to form appropriate judgments;

•                       developing and setting the agendas for meetings of the Board, in concert with the Chief Executive Officer; and

•                       recommending to the Board the appointment of members to the committees of the Board after consultation with the directors, management and the Governance and Nominating Committee.

In addition, the Chairman of the Board is specifically charged with responsibility for leading and managing the Board in discharging its responsibilities. Annually, the Chairman conducts an evaluation of the effectiveness of the Board, its committees and the individual directors, that includes the circulation of a written questionnaire, and interviews with each individual Board member. The Chairman then reports his findings to the Governance and Nominating Committee and to the full Board and seeks Board approval to implement any recommendations that may result from this process. The Chair of the Governance and Nominating Committee evaluates the effectiveness of the Chairman annually. The Chairman’s mandate directs him to ensure that the directors hold regular discussions without management present and he presides at such sessions. In addition, the Chairman acts as the Board’s principal communicator with management.

Roles and Responsibilities of the Chief Executive Officer

The Chief Executive Officer is responsible for leading the development and execution of the Company’s long term strategy with a view to creating shareholder value. The Chief Executive Officer’s leadership role also entails being ultimately responsible for all day-to-day management decisions and for implementing the Company’s long and short term plans. The Chief Executive Officer acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. The Chief Executive Officer also communicates on behalf of the Company to shareholders, employees, Government authorities, other stakeholders and the public.

Other duties and responsibilities of the Chief Executive Officer include:

•                       leading the development of the Company’s strategy, and leading and overseeing the implementation of the Company’s long and short term plans in accordance with its strategy;

•                       assessing the principal risks of the Company to ensure that these risks are being monitored and managed;

•                       ensuring effective internal controls and management information systems are in place;

•                       ensuring that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;

•                       in concert with the Chairman, developing Board agendas; and

•                       abiding by specific internally established control systems and authorities, leading by personal example and encouraging all employees to conduct their activities in accordance with all applicable laws and the Company’s standards and policies, including its environmental, safety and health policies.

In addition, the Chief Executive Officer is made directly responsible for achieving the goals of the Company through an annual performance contract, which sets out specific financial, operational, long-term and short-term strategic and leadership goals. Please see the section headed “Summary of Executive Compensation” for a discussion of how the Chief Executive Officer’s compensation is directly linked to achievement of the goals set out in his annual performance contract.

Director Share Ownership Policy

The Company adopted a Deferred Share Unit Plan for non-employee directors effective January 1, 2001 to support the alignment of director and shareholder interests. More information about the Deferred Share Unit Plan is provided under the heading “Remuneration of Directors” in the Circular.

In August 1998, the Board adopted a program regarding director ownership of Company shares, which was subsequently updated by the Company’s Governance and Nominating Committee in May 2004. The program requires non-executive directors to own a minimum number of Common Shares and DSUs, to be accumulated over a five year period. Taking into consideration the 3 for 1 share split of the Company effected in May 2004, the following accumulation schedule has been adopted:

Timetable(1)	Amount of Ownership Required – Non Executive Directors other than Chairman(2),(3)	Amount of Ownership Required – Chairman(2),(3)
End of Year 1	3,000 Common Shares and/or DSUs	6,000 Common Shares and/or DSUs
End of Year 2	6,000 Common Shares and/or DSUs	12,000 Common Shares and/or DSUs
End of Year 3	9,000 Common Shares and/or DSUs	18,000 Common Shares and/or DSUs
End of Year 4	12,000 Common Shares and/or DSUs	24,000 Common Shares and/or DSUs
End of Year 5	15,000 Common Shares and/or DSUs	30,000 Common Shares and/or DSUs

Notes:

(1)               Refers to years of service as opposed to calendar years. Year 1 is deemed to have commenced on May 1, 2004 for all existing directors, and will commence on May 1 of such later year during which any new individual is elected director of the Company.

(2)               James W. Buckee as President and Chief Executive Officer, is required to comply with the Company’s Executive Share Ownership Policy described below.

(3)               The Company does not currently intend to grant director stock options to non-executive directors.

In addition and irrespective of a non-executive director’s actual Common Share or DSU ownership, a minimum of 40% of the annual Board retainer must be allocated to the DSU program. In addition, a director may voluntarily elect that all or a portion of his or her committee and Board attendance fees be allocated to the DSU program.

All nominees for election as director currently own Talisman shares that meet or exceed the levels of ownership set by the internal program described above.

Executive Share Ownership Guidelines

In December 2004, the Management Succession and Compensation Committee considered and approved Executive Share Ownership Guidelines applicable to various officers of the Company effective January 1, 2005. The following basic accumulation schedule has been adopted:

Executive Level	Ownership requirement
Chief Executive Officer	4 times base salary
Executive Vice-President	2 times base salary
Vice-President	1 times base salary

Executives to whom this policy applies must reach the minimum required level of share ownership within five years of the implementation of the policy. Ownership requirements also apply to persons becoming executives, and such individuals are required to reach the required level within five years of the date of his or her appointment. In calculating ownership, the aggregate value of Common Shares owned, and the net value of all exercisable and vested stock options may be used.

Policy on Business Conduct and Ethics

In December 2003, Talisman revised its longstanding Policy on Business Conduct and Ethics to better reflect the evolving area of corporate responsibility and to incorporate the new corporate governance standards. In March 2005, Talisman amended its Policy on Business Conduct and Ethics to elaborate Talisman’s policies with regard to complaints on accounting matters, internal accounting controls and auditing matters.

Entitled the “Policy on Business Conduct and Ethics”, the code is applicable to all directors, officers and employees of the Company, and can be obtained from Talisman’s website at www.talisman-energy.com or upon request from: Investor and Corporate Communications Department, Talisman Energy Inc., Suite 3400, 888 Third Street S.W., Calgary, Alberta, T2P 5C5, e-mail: tlm@talisman-energy.com. Upon implementation of the final CSA Rules, Talisman anticipates that it will also file the Policy on Business Conduct and Ethics with Canadian securities regulators on the SEDAR website.

The Board monitors compliance with the Policy on Business Conduct and Ethics. Certificates are required at least annually from all managers and appropriate employees, as well as all officers and directors of the Company certifying compliance with the Policy on Business Conduct and Ethics or disclosing any deviations therefrom. Disclosures contained in the certificates are compiled and reported to the Board of Directors for consideration. No waivers from this policy were granted for the benefit of the Company’s directors or executive officers during the year ended December 31, 2004.

Management Performance

The terms of the mandate of the Board ensure that the Company annually confirms or redetermines its long-term strategy and strategic objectives and sets its budget and development plan for the ensuing three year period. This process produces specific annual and longer term goals for the Company that are further developed into specific performance contracts for each of the executive officers of the Company based upon that executive officer’s role in the Company. Through this process, each executive officer (including the President and Chief Executive Officer) individually, and the executive officers as a whole, are made directly responsible for achieving the annual and medium term goals of the Company.  A significant portion of the annual compensation of each executive officer is based upon achieving these Company and individual goals.

Shareholder Communications

Talisman’s shareholder communications program specifically adopts the principles of timely, accurate and efficient disclosure of information concerning the Company to all shareholders. In addition to the required annual, quarterly and timely reporting of information, the Company regularly makes presentations to industry analysts and investors. The Company also meets informally upon request with investors and analysts, provided however, that in any such meeting, the Company strictly adheres to all applicable laws relating to selective disclosure of material information. The Company’s Investor Relations and Corporate Communications Department has the specific mandate of responding in a timely manner to all inquiries received from shareholders, analysts and potential investors. Shareholder inquiries or suggestions are forwarded to the appropriate person or to senior management. Shareholders may also obtain corporate information on the Company’s external website at www.talisman-energy.com.

TSX Corporate Governance Guidelines

The following is a tabular confirmation of Talisman’s compliance with each of the existing TSX corporate governance guidelines. Information about how the Company complies with each guideline is provided in the preceding narrative statement.

Talisman’s Compliance	TSX Corporate Governance Guidelines
☒	(1)

The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

☒		(a) adoption of a strategic planning process;
☒		(b) the identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to manage these risks;
☒		(c) succession planning, including appointing, training and monitoring senior management;
☒		(d) a communications policy for the corporation; and
☒		(e) the integrity of the corporation’s internal control and management information systems.

☒	(2)

The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the corporation other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

☒	(3)

The application of the definition of “unrelated director” to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

☒	(4)

The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

☒	(5)

Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

☒	(6)	Every corporation, as an integral element of the process of appointing new directors, should provide an orientation and education program for new recruits to the board.

☒	(7)

Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision making.

☒	(8)

The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

☒	(9)

Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

☒	(10)

Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governance issues. This committee would, amongst other things, be responsible for the corporation’s response to these governance guidelines.

☒	(11)

The board of directors, together with the Chief Executive Officer, should develop position descriptions for the board and for the Chief Executive Officer, involving the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting.

☒	(12)

Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the “lead director”. Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board’s relationship to management to a committee of the board.

☒	(13)

The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have a direct communication channel with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. Although it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

☒	(14)

The board of directors should implement a system which enables an individual director to engage an outside adviser at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.

TERMS OF REFERENCE – BOARD OF DIRECTORS

ROLES AND RESPONSIBILITIES

The principal role of the Board of Directors is stewardship of the Company with the creation of shareholder value, including the protection and enhancement of the value of its assets, as the fundamental objective. The stewardship responsibility means that the Board oversees the conduct of the business and management, which is responsible for the day-to-day conduct of the business. The Board must assess and ensure systems are in place to manage the risks of the Company’s business with the objective of preserving the Company’s assets. The Board, through the Chief Executive Officer (“CEO”), sets the attitude and disposition of the Company towards compliance with applicable laws, environmental, safety and health policies, financial practices and reporting. In addition to its primary accountability to shareholders, the Board is also accountable to employees, government authorities, other stakeholders and the public.

A. Primary Responsibilities

The principal responsibilities of the Board required to ensure the overall stewardship of the Company are as follows:

1.                    the Board must ensure that there are long-term goals and a strategic planning process in place. The CEO, with the approval of the Board, must establish long-term goals for the Company. The CEO formulates the Company’s strategy, policies and proposed actions and presents them to the Board for approval. The Board brings objectivity and judgment to this process. The Board ultimately approves, on an annual basis, the strategic plan which takes into account, among other things, the opportunities and risks of the Company’s business;

2.                    the Board must identify and have an understanding of the principal risks associated with the Company’s businesses, and must ensure that appropriate systems are in place which effectively monitor and manage those risks;

3.                    the Board must ensure that processes are in place to enable it to monitor and measure management’s, and in particular the CEO’s, performance in achieving the Company’s stated objectives. These processes should include appropriate training, development and succession planning of management;

4.                    the Board shall satisfy itself as to the business and professional integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Company;

5.                    the Board must ensure that the necessary internal controls and management systems are in place that effectively monitor the Company’s operations and ensure compliance with applicable laws, regulations and policies;

6.                    the Board must monitor compliance with the Company’s Policy on Business Conduct and Ethics;

7.                    the Board must ensure that processes are in place to properly oversee Company sponsored pension plans; and

8.                    the Board must ensure the Company has a communications program in place which effectively communicates with and receives feedback from shareholders. The Board must also ensure that the Company has appropriate processes in place to effectively communicate with employees, government authorities, other stakeholders and the public.

B. Non-Delegable Responsibilities

Pursuant to the Canada Business Corporations Act (the “Act”), various matters are considered of such importance so as to warrant the attention of all Directors and, accordingly, the Act prescribes that such matters either cannot be delegated or may only be delegated in a qualified or partial manner:

1.                    the submission of items to shareholders for their approval;

2.                    the filling of a vacancy among the directors or in the office of auditor;

3.                    the appointment of additional directors;

4.                    the issue of securities;

5.                    the declaration of dividends;

6.                    the purchase, redemption or other acquisition of the Company’s own shares;

7.                    the payment of certain commissions prescribed by the Act;

8.                    the approval of a management proxy circular;

9.                    the approval of annual financial statements;

10.              the adoption, amendment or repeal of by-laws; and

11.              the review and approval of

(a)               the content and filing of the Company’s statement of reserves data and other oil and gas information;

(b)              the filing of the report on reserves data by the Company’s Qualified Reserves Evaluator or Auditor; and

(c)               the content and filing of the Company’s report of management and directors on oil and gas disclosure.

C. Typical Board Matters

The following is not an exhaustive list but typifies matters generally considered by the Board in fulfilling its responsibility for stewardship of the Company. The Board may determine it appropriate to delegate certain of these matters to committees of the Board:

1.                    appointment of officers, other than executive officers;

2.                    considering the appropriate size of the Board, with a view to facilitating effective decision-making;

3.                    adopting a process to consider and assess the competencies and skills of each Board member and the Board as a whole;

4.                    determining the remuneration of directors, auditors, and, if applicable, trustees of the pension funds;

5.                    reviewing and recommending to shareholders, changes to capital structure;

6.                    approving the Company’s long term strategy and the annual capital expenditure plan of the Company and its subsidiaries and where appropriate any supplementary capital plan;

7.                    approving banking, borrowing and investment policies;

8.                    determining dividend policy;

9.                    developing the Company’s approach to corporate governance including, without limitation, developing a set of corporate governance principles and guidelines;

10.              approving the holding, location and date of meetings of shareholders;

11.              appointment of members to committees of the Board of Directors and approving terms of reference for and the matters to be delegated to such committees;

12.              granting any waivers from the Company’s Policy on Business Conduct and Ethics for the benefit of the Company’s directors or executive officers;

13.              granting and delegating authority to designated officers and employees including the authority to commit capital, open bank accounts, sign bank requisitions and sign contracts, documents and instruments in writing;

14.              determining the number of directors and recommending nominees for election by the shareholders;

15.              if applicable, appointing trustees of the pension plans;

16.              approving amendments to the Company’s existing plans: Pension Plans, Employee Savings Plan, Employee Stock Option Plan, Director Stock Option Plan, employee benefits plans, or such other plans as the Company approves from time to time;

17.              approving the acquisition or disposition of certain corporate assets; and

18.              appointing the Company’s transfer agents and registrars.

D. Board Committees

The Board of Directors has the authority to appoint a committee or committees of the Board and may delegate powers to such committees (with the exceptions prescribed by the Act). The matters to be delegated to committees of the Board and the constitution of such committees are assessed annually or more frequently as circumstances require. The following committees are ordinarily constituted:

1.                    the Governance and Nominating Committee, to deal with governance of the Company and the nomination and assessment of Directors;

2.                    the Audit Committee, to deal with financial reporting and control systems;

3.                    the Pension Funds Committee, to deal with employee pension plans and related matters;

4.                    the Management Succession and Compensation Committee, to deal with the assessment of management and succession to key positions and compensation within the Company;

5.                    the Executive Committee, to deal with general corporate matters and matters which are incidental to previous Board authorizations; and

6.                    the Reserves Committee, to deal with matters relating to the Company’s oil and gas reserves and related reporting.

Composition And Procedure

The Board of Directors is elected annually by shareholders and consists of a minimum of four directors and a maximum of 20 directors, as determined from time to time by the Directors. The number of Directors to be elected at shareholders meetings is currently fixed at nine. While the election of directors is ultimately determined by the shareholders, it is the policy of the Board that a majority of the Directors, as well as the Chairman of the Board, be independent (as defined under applicable stock exchange rules and securities laws).

The Chairman of the Board presides as Chair at all meetings of the Board and shareholders of the Company. The Corporate Secretary or, in the absence of the Corporate Secretary, an Assistant Corporate Secretary attends all meetings of the Board and shareholders and records the proceedings thereof. The Corporate Secretary prepares and keeps minutes and records of all meetings of the Board.

Meetings of the Board of Directors, including telephone conference meetings, are to be held at such time and place as the Chairman of the Board, the President and CEO, an Executive Vice-President who is a Director, or any two Directors may determine. Notice of meetings shall be given to each Director not less than 48 hours before the time of the meeting. Meetings of the Board of Directors may be held without formal notice if all of the Directors are present and do not object to notice not having been given, or if those absent waive notice in any manner before or after the meeting.

Notice of meeting may be delivered personally, given by mail, facsimile or other electronic means of communication.

Any five members of the Board of Directors constitutes a quorum at any meeting.

Each Board member is expected to attend Board meetings and meetings of committees of which he or she is a member and to become familiar with deliberations and decisions as soon as possible after any missed meetings. In that regard, members of the Board are expected to prepare for Board (and committee) meetings by reviewing meeting materials distributed to members of the Board, to the extent feasible, in advance of such meetings. Matters of a confidential or sensitive nature may be discussed at Board (or committee) meetings without advance distribution of meeting materials to members of the Board. It is expected that members of the Board will actively participate in determining and setting the long and short term goals and interests of the Corporation.

In recognition of its independence, the Board shall regularly hold discussions without management present.

A resolution in writing signed by all the Directors entitled to vote on that resolution at a meeting of the Directors is as valid as if it had been passed at a meeting of the Directors. A copy of any such resolution in writing is kept with the minutes of the proceedings of the Directors.

At meetings of the Board, any matter requiring a resolution of the Directors is decided by a majority of the votes cast on the question; and in the case of an equality of votes, the Chair of the meeting is entitled to a second or casting vote.

The Board shall ensure that there is a process in place for annually evaluating the effectiveness of the Board, the committees of the Board and individual directors.

Compensation

No Director, unless he or she is an officer of the Company, should receive remuneration from the Company other than compensation received in his or her capacity as a Director.

SCHEDULE B – SUMMARY OF SHAREHOLDER RIGHTS PLAN

The following is a summary description of the general operation of the Rights Plan.

Term – The Rights Plan expires upon the termination of the Meeting. If the proposed amendments to the Rights Agreement are approved by the shareholders, the Rights Plan will be in effect until the termination of the annual meeting of shareholders in 2008, unless earlier terminated in accordance with its provisions, and the Rights (as defined in the Rights Plan) will expire on such date, unless earlier redeemed by the Board of Directors of the Company.

The Rights – Pursuant to the Rights Agreement, one Right has been issued in respect of each Common Share of the Company outstanding on March 3, 1999 (the “Effective Date”) and in respect of each Common Share issued after that date.

Rights Exercise Privilege – The Rights will separate from the shares to which they are attached and will become exercisable at the time (the “Separation Time”) that is 10 trading days after the commencement or announcement of, or other date determined by the Board of Directors in respect of, a take-over bid to acquire 20% or more of the Common Shares, other than by an acquisition pursuant to a take-over bid permitted by the Rights Plan (a “Permitted Bid”).

The acquisition by a person (an “Acquiring Person”), including associates and affiliates and others acting in concert, of Beneficial Ownership (as defined in the Rights Plan) of 20% or more of the Common Shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person on or after the earlier of the Separation Time or the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, will become void upon the occurrence of a Flip-in Event. Ten trading days after the occurrence of the Flip-in Event, the Rights (other than those held by the Acquiring Person) will permit the holder to purchase Common Shares at a 50% discount from the market price. The holder will be entitled to purchase that number of Common Shares having an aggregate market price on the date of occurrence of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from the attached shares, reported earnings and cash flow per Common Share on a fully diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Certificates and Transferability – Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for Common Shares issued from and after the Effective Date. Rights are also attached to such shares outstanding on the Effective Date, although share certificates issued prior to that date will not bear such a legend. Shareholders are not required to return their certificates in order to have the benefit of the Rights. Prior to the Separation Time, Rights will not be transferable separately from the attached shares. From and after the Separation Time, Rights certificates will evidence the Rights, which will be transferable and traded separately from the shares.

Permitted Bid Requirements – The requirements of a Permitted Bid include the following:

1.                    The take-over bid must be made by way of a take-over bid circular.

2.                    The take-over bid must be made to all holders of Common Shares other than the offeror. The Rights Plan allows a partial bid to be a Permitted Bid.

3.                    The take-over bid must not permit Common Shares tendered pursuant to the take-over bid to be taken up prior to the expiry of a period of not less than 60 days and then only if at such time more than 50% of the Common Shares held by shareholders (the “Independent Shareholders”) other than the bidder, its affiliates and persons acting jointly or in concert with the bidder have been tendered pursuant to the take-over bid and not withdrawn. The take-over bid must also provide that any Common Shares deposited pursuant to the bid may be withdrawn until taken up and paid for.

4.                    If more than 50% of the Common Shares held by Independent Shareholders are tendered to the take-over bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposit of Common Shares for an additional 10 business days from the date of such public announcement.

The Rights Plan allows a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that, provided such offer is outstanding for a minimum period of 35 days, it may expire on the same date as the Permitted Bid.

Permitted Lock-Up Agreements – A person will not become an Acquiring Person by virtue of having entered into a Permitted Lock-Up Agreement. In essence, a Permitted Lock-Up Agreement will be an agreement by a shareholder to deposit or tender shares to a take-over bid, provided that the agreement meets certain requirements. These requirements are essentially that (i) the terms of the agreement are publicly disclosed and a copy of the agreement is publicly available, (ii) the shareholder who has agreed to tender shares to the take-over bid made by the other party to the agreement (the “lock-up bid”) be allowed to terminate its obligations under the agreement in order to tender the shares to another take-over bid or support another transaction where the offer price under the other bid or transaction is greater than the price or value of the consideration per share at which the shareholder agreed to tender the shares, or is equal to or greater than a specified minimum which is not more than 7% higher than the offer price under the lock-up bid, and (iii) no break-up fees or other penalties that exceed in the aggregate the greater of 2 1/2% of the price or value payable under the lock-up bid and 50% of the increase in the consideration resulting from another take-over bid or transaction shall be payable by the shareholder if the shareholder fails to tender its shares to the lock-up bid.

Waiver and Redemption – If a potential offeror does not wish to make a Permitted Bid, it can negotiate with, and obtain the prior approval of, the Board of Directors to make a bid by take-over bid circular to all shareholders on terms that the Board of Directors considers fair to all shareholders. In such circumstances, the Board of Directors may, prior to a Flip-in Event, waive the dilutive effects of the Rights Plan in respect of such transaction, thereby allowing such bid to proceed without dilution. In such event, such waiver would be deemed also to be a waiver in respect of all other contemporaneous bids made by way of a take-over bid circular. The Board of Directors may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event has reduced its beneficial holdings to less than 20% of the outstanding voting shares of the Company. Other waivers of the Rights Plan require approval of the holders of Common Shares or Rights.

Exemptions for Investment Advisors – Investment advisors (for client accounts) and trust companies (acting in their capacity as trustees and administrators) acquiring more than 20% of the Common Shares are exempted from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.

Supplements and Amendments – The Company is authorized to make amendments to the Rights Plan to correct any clerical or typographical error. The Company may also make amendments to the Rights Plan to maintain its validity as a result of changes in law or regulation, subject to approval at the next meeting of shareholders or holders of Rights (if the Separation Time has occurred), as the case may be.